Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and AMONG

TWIN EAGLE HOLDINGS N.A., LLC,

EXPAND ENERGY CORPORATION,

EIKON AW HOLDINGS, LLC,

AND

TERM HOLDINGS, LLC

Dated as of July 24, 2026

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SCHEDULES

Schedule 1.1(a)	Permitted Liens
Schedule 1.1(b)	Illustrative Calculation of Adjusted Working Capital
Schedule 1.1(c)	Key Employees
Schedule 1.1(d)	Knowledge Individuals
Schedule 1.1(e)	Company Names
Schedule 1.1(f)	Seller Required Regulatory Approvals
Schedule 3.3	No Conflict; Consents
Schedule 3.5(a)	Capitalization
Schedule 3.5(d)	Capitalization Exceptions
Schedule 3.6(a)	Ownership of Company Subsidiaries
Schedule 3.7(a)	Holdings Financial Statements
Schedule 3.7(b)	TERM Financial Statements
Schedule 3.7(c)	Liabilities
Schedule 3.8	Bank Accounts
Schedule 3.9	Accounts Receivable
Schedule 3.10	Material Adverse Effect
Schedule 3.11(a)	Leases
Schedule 3.11(b)	Lease Exceptions
Schedule 3.12	Taxes
Schedule 3.13(a)	Material Contracts
Schedule 3.13(b)	Material Contracts Exceptions
Schedule 3.14(b)	Proprietary Rights
Schedule 3.14(c)	Proprietary Rights Exceptions
Schedule 3.16	Litigation
Schedule 3.18(a)	Employee Benefit Plans
Schedule 3.18(f)	Reimbursements Under Benefit Plans
Schedule 3.18(h)	Reimbursement and “Gross-Up” Obligations
Schedule 3.19(a)	Employees
Schedule 3.19(b)	Labor Unions
Schedule 3.19(c)	Employees’ Litigation
Schedule 3.20	Insurance
Schedule 3.21(a)	Compliance with Laws
Schedule 3.21(b)	Permit Matters
Schedule 3.22	Environmental Matters
Schedule 3.23	Title to Personal Property
Schedule 3.24	FERC Compliance
Schedule 3.25	Affiliate Transactions
Schedule 3.26	Credit Support Obligations
Schedule 3.28(a)	Forward Book
Schedule 3.30	Absence of Certain Changes or Events
Schedule 4.2	No Conflict; Consents of Buyer
Schedule 5.1	Interim Covenants
Schedule 5.1(a)(ix)	Risk Policy
Schedule 5.1(a)(xiv)(E)	Open Positions
Schedule 5.2	Excluded Entities
Schedule 5.5(a)	Tangible Assets
Schedule 5.13	Subject Insurance Policies
Schedule 5.14(a)(iv)	Employee Matters
Schedule 5.15	License of Company Names
Schedule 5.16	Transition Services

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Form of Deposit Escrow Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Post-Closing Escrow Agreement
Exhibit E	Form of Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 24, 2026 (the “Effective Date”), by and among Twin Eagle Holdings N.A., LLC, a Delaware limited liability company (“Holdings”), Expand Energy Corporation, an Oklahoma corporation (“Buyer”), Eikon AW Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”), and TERM Holdings, LLC, a Delaware limited liability company, solely in its capacity as representative of the Sellers (“Seller Representative”). Each of Holdings, Buyer, Merger Sub and Seller Representative may be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, (a) the applicable governing bodies of each of Holdings and Merger Sub have determined that the Merger (as defined below) is in the best interest of their respective members and (b) Holdings, Buyer and Merger Sub have approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DLLCA (as defined below);

WHEREAS, promptly following the execution of this Agreement, Holdings will deliver to Buyer an irrevocable written consent of Members (as defined in the Holdings LLC Agreement (as defined below)) (the “Written Consent”) holding a majority of the outstanding Holdings Interests pursuant to Sections 6.2 and 6.3 of the Holdings LLC Agreement (the “Requisite Member Vote”) approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DLLCA and the Holdings LLC Agreement;

WHEREAS, on the terms and subject to the conditions of this Agreement, the Parties desire for Merger Sub to merge with and into Holdings (the “Merger”), with Holdings surviving the Merger as the surviving entity; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Buyer’s willingness to enter into this Agreement, each Key Employee (as defined below) is entering into an employment agreement with Buyer (each, a “Key Employee Employment Agreement”), to be effective upon the Closing.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1          Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Accounting Principles” means (a) the specific accounting practices, principles, methods, policies, judgments and methodologies described on Exhibit A, (b) the accounting practices, principles, methods, policies, procedures, classifications, conventions, categorizations, calculations, definitions, judgments, assumptions, techniques, methodologies, and estimation methods (including as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) used in connection with the operation of the business of the Acquired Entities by Holdings and its Subsidiaries during the twelve (12)-month period prior to Closing, including those used in the preparation of the Financial Statements, and (c) GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

“Acquired Entities” means, collectively, Holdings and the Company Subsidiaries.

“Adjusted Working Capital” means an amount (which may be positive or negative), calculated as of the Adjustment Time in accordance with the methodology described on, and used in preparation of, Schedule 1.1(b) and in accordance with the Accounting Principles (for the avoidance of doubt, in the event of any conflict between the methodology described on, and used in the preparation of, Schedule 1.1(b) and the Accounting Principles, the Accounting Principles shall prevail), equal to (a) the current assets (excluding Cash and Cash Equivalents but including current Tax assets and prepaid amounts (e.g., insurance premiums) paid by or on behalf of the Acquired Entities prior to the Closing) of the Acquired Entities, minus (b) the current Liabilities (excluding (i) Indebtedness, (ii) Outstanding Transaction Expenses and (iii) any amount that is or will be paid at or before Closing, but including current Tax Liabilities of the Acquired Entities); provided, however, that, for purposes of calculating Adjusted Working Capital, assets or Liabilities of any Acquired Entity relating to deferred Tax assets or Liabilities shall not be included in either current assets or current Liabilities.

“Adjustment Amount” means an amount (which may be positive or negative), calculated in accordance with the Accounting Principles, consistently applied, equal to:

(a)	the Adjusted Working Capital;

(b)	plus the Closing Cash Amount;

(c)	minus the Closing Indebtedness Amount; and

(d)	minus the Outstanding Transaction Expenses.

“Adjustment Time” means 12:01 a.m. prevailing Central Time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, each of the Company Subsidiaries shall be an Affiliate of Holdings prior to the Closing and an Affiliate of Buyer after the Closing.

“AML Laws” means all applicable law concerning or relating to anti-money laundering, including (a) the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act); and (b) the Money Laundering Control Act of 1986, and any other similar laws, rules, and regulations of any applicable jurisdiction.

“Base Purchase Price” means $1,250,000,000.

“Business” means the activities or services that the Acquired Entities furnish or conduct for themselves or on behalf of any Energy market participant across the Energy value chain, including: (a) Wholesale Marketing and Trading activities; (b) providing working capital oriented financing for producers’ hydrocarbons in which the Acquired Entities may enter into bilateral trade, pooled collateral, repurchase, or pre-payment agreements or transactions; and (c) conducting Energy risk management and trading activities through physical and financial contracts, including options, derivatives and other forward contracts.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Texas.

“Cash and Cash Equivalents” means the (a) sum of restricted and unrestricted cash, cash deposits, cash equivalents and liquid investments of the Acquired Entities (but excluding cash margin accounts in respect of Derivative Contracts), plus (b) all deposited but uncleared bank deposits of the Acquired Entities minus (c) all outstanding checks and cash posted by counterparties of the Acquired Entities, as determined in accordance with the Accounting Principles.

“Certificate of Merger” means the certificate of merger with respect to the Merger, substantially in the form attached hereto as Exhibit C, to be filed with the Secretary of State of the State of Delaware in accordance with the DLLCA.

“Clayton Act” means the Clayton Act of 1914.

“Closing Adjustment Certificate” means a certificate signed by an officer of Seller Representative setting forth Seller Representative’s calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.

“Closing Cash Amount” means, without duplication, an amount equal to the aggregate amount of Cash and Cash Equivalents of the Acquired Entities as of the Adjustment Time (without giving effect to the Closing).

“Closing Indebtedness Amount” means an amount equal to the aggregate amount of Indebtedness of the Acquired Entities, calculated as of the Adjustment Time in accordance with the Accounting Principles, consistently applied; provided that for the avoidance of doubt, no amount included in the calculation of Adjusted Working Capital shall be included in the Closing Indebtedness Amount.

“Closing Payment Amount” means an amount equal to (a) the Base Purchase Price, (b) plus the Estimated Adjustment Amount, (c) minus an amount equal to the Deposit (including any interest payable thereon), (d) minus the Purchase Price Adjustment Escrow Amount, (e) minus the Expense Fund Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Names” means (a) the names and Trademarks (whether in design, logo, or standard character format and including any and all trade dress, symbols, and logos) containing or including “Twin Eagle” and any abbreviations, translations or derivations thereof and any and all Trademarks confusingly similar to any of the foregoing, and (b) all other names and Trademarks set forth on Schedule 1.1(e), any abbreviations, translations or derivations thereof and all Trademarks confusingly similar to any of the foregoing.

“Company Software” means any and all Software that is owned (or purported to be owned), in whole or in part, by any Acquired Entity.

“Company Subsidiaries” means, collectively, Twin Eagle Resource Management, LLC, a Delaware limited liability company (“TERM”), Twin Eagle Resource Management Canada, LLC (“TERM Canada”), Twin Eagle Services Company Holdings, LLC, Twin Eagle Services Company, LLC, Twin Eagle Mexico, LLC, Twin Eagle Mexico Holdings, LLC, Twin Eagle Liquid Gas Products S. de R.L. de C.V., Twin Eagle Energy Marketing Mexico S. de R.L. de C.V. (“Twin Eagle Mexico”), Twin Eagle Power Marketing Mexico S. de R.L. de C.V. and TELG Liquids Mexico Servicios S. de R.L. de C.V.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 10, 2026, by and between Buyer and TERM.

“Contract” means any legally binding written or oral contract, agreement, license or arrangement (including any amendments thereto).

“Copyleft Terms” means any terms of an Open Source Materials license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Mozilla Public License, Creative Commons Share Alike License, Sybase Open Watcom Public License, Design Science License, Server Side Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any Acquired Entity’s use, reproduction, linking, incorporation, modification, or distribution thereof as currently conducted by such Acquired Entity, that (a) any Company Software or other Owned IP (i) be disclosed, made available, or distributed in source code form, (ii) be subject to a requirement that any patents related to such Company Software or other Owned IP are either licensed or may not be asserted; or (iii) be redistributable at no charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof; or (b) authorization be granted allowing the creation of modifications to or derivatives works of any such Company Software or other Owned IP.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including the CARES Act and the Families First Act.

“COVID-19 Pandemic” means the SARS-CoV-2 (and all related strains and sequences) or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Response” means (i) any action taken or omitted to be taken by any of the Acquired Entities pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Entity or industry group providing for business closures, “sheltering-in-place” or other restriction that relates to, or arises out of, any pandemic, epidemic or disease outbreak and (ii) any action taken or omitted to be taken by any of the Acquired Entities to protect the business that is responsive to any pandemic, epidemic or disease outbreak, as determined by such Acquired Entity, in its sole and reasonable discretion.

“Credit Facility” means that certain Fifth Amended and Restated Credit Agreement, dated as of May 16, 2025, by and among TERM and TERM Canada, the several banks and other financial institutions and entities from time-to-time party thereto as lenders and issuing banks, MUFG Bank, Ltd., as administrative agent and collateral agent, and other financial institutions and entities from time-to-time party thereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and Section 5.1.

“Deposit Escrow Account” means a segregated account maintained by the Escrow Agent pursuant to the Deposit Escrow Agreement.

“Derivative Contract” means (a) any Contract that is a swap, forward, future or option thereon, as such terms are defined under the U.S. Commodity Exchange Act and related U.S. Commodity Futures Trading Commission rules, regulations, and interpretive guidance, whether exchange traded, “over-the-counter,” or otherwise, (b) to the extent not included in clause (a), any physically settled commodity Contract, and (c) any repurchase and reverse repurchase Contract.

“DLLCA” means the Delaware Limited Liability Company Act.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (whether or not subject to ERISA), and each fringe or other benefit, equity based, incentive, bonus, stock bonus, commission, employment (including offer letter), compensation, consulting, retirement, supplemental retirement, profit sharing, deferred compensation, defined contribution, pension, severance, separation, change in control, retention, transaction, vacation, sick leave or other paid time off, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, insurance, retiree medical or life insurance, medical, dental, life, disability, or welfare plan, program, fund, agreement, policy, practice, contract or arrangement, and each other employee compensation or benefit plan, program, policy, practice, contract or arrangement, whether or not in writing and whether or not funded, that is maintained, sponsored or contributed to (or required to be contributed to) for the benefit of any current or former employees, directors, consultants, individual independent contractors, or other individual non-employee service providers (and any dependent or beneficiary thereof) by an Acquired Entity in respect of the employees of or service providers to the Acquired Entities, or with respect to which any Acquired Entity has any potential liability, contingent or otherwise (including any obligation to contribute thereto), with respect to any current or former employees, directors, consultants, individual independent contractors, or other individual non-employee service providers (and any dependent or beneficiary thereof) of any Acquired Entity, other than a multiemployer plan as defined in Section 3(37) of ERISA.

“Energy” means electricity, crude oil, natural gas, natural gas liquids, power and renewables.

“Environmental Laws” means all Laws in effect on the Effective Date concerning pollution, protection of the environment (including natural resources and wildlife), human health and safety (to the extent relating to exposure to Hazardous Materials) or the use, generation, treatment, storage, handling, processing, transport or Release of Hazardous Materials.

“Environmental Permits” means all Permits required by Environmental Laws for the conduct of the business of the Acquired Entities as of the Effective Date.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, membership interests or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, equity, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated), any other entity, trade or business that would be treated together with such entity, trade or business as a “single employer” within the meaning of Sections 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Statement. For illustrative purposes only, Schedule 1.1(b) includes a calculation of the Adjustment Amount, assuming for purposes of such calculation that the Closing Date is the Effective Date.

“Estimated Adjustment Statement” means a written statement prepared by Seller Representative setting forth Seller Representative’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FERC” means the Federal Energy Regulatory Commission.

“FPA” means the Federal Power Act, 16 U.S.C. §§ 791a – 828c (2018), and all regulations, orders, and rules issued by FERC thereunder.

“Fraud” means actual fraud by a Party with regard to the representations and warranties made by such Party in this Agreement (as modified by the Disclosure Schedules) or in any closing certificate delivered by a Party pursuant to Section 2.6, which involves a knowing and intentional misrepresentation by such Party of such representations or a knowing and intentional concealment of facts with respect to such representations, with the intent of inducing any other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable Law.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2 (Authority; Board Approval), Section 3.3(a) (No Conflict; Consents), Section 3.5 (Capitalization) and Section 3.17 (Brokerage).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation and bylaws (or analogous documents); (b) in the case of a limited liability company, its certificate of formation and limited liability company agreement (or analogous documents); or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any federal, state, foreign, tribal, local, or municipal government or government body or other political subdivision thereof, any entity or individual exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, legislative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any multinational, national, federal, state or local jurisdiction, whether United States or foreign.

“Hazardous Materials” means all substances, materials and wastes listed, defined, designated or regulated as hazardous or toxic, or as pollutants or contaminants, or words of similar meaning or import, or otherwise regulated under Environmental Laws because of their hazardous or dangerous properties or characteristics, including any petroleum products or byproducts, asbestos, polychlorinated biphenyls and per- and polyfluoroalkyl substances.

“Holdings Interests” means all of the issued and outstanding Equity Interests of Holdings.

“Holdings LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Holdings, dated September 19, 2022.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding Transfer Taxes).

“Indebtedness” means, without duplication, determined in accordance with the Accounting Principles, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations or other Liabilities (including any prepayment premiums, penalties, make-whole payments, termination fees, reimbursement obligations, breakage costs and other fees and expenses that are payable upon repayment of such obligations) of the Acquired Entities arising under, consisting of, pursuant to, or in respect of (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, together with all accrued and unpaid interest thereon; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, together with all accrued and unpaid interest thereon; (c) all indebtedness for borrowed money of any Person to the extent the Acquired Entities have guaranteed payment; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earnouts but excluding, for the avoidance of doubt, any purchase commitments for capital expenditures or expenditures otherwise incurred in the ordinary course of business); (e) any unfunded obligations or funding deficits with respect to any defined benefit pension, retiree medical or retiree life insurance or non-qualified deferred compensation plan; (f) any letter of credit, bank guarantee, bankers’ acceptance or other similar instrument, to the extent drawn and not reimbursed pursuant to the terms thereof, issued for the account of any Acquired Entity; (g) the Pre-Closing Income Tax Amount; (h) all obligations of any Acquired Entity under capitalized or finance leases, as determined in accordance with the Accounting Principles; (i) all guarantees, indemnities, or other contingent obligations of any Acquired Entity in respect of the indebtedness or obligations of the type referred to in clauses (a) through (g) of a Person that is not an Acquired Entity; (j) all obligations of any Acquired Entity under any off-balance sheet arrangements, synthetic leases, take-or-pay contracts, or throughput obligations; (k) all declared but unpaid dividends or distributions of any Acquired Entity (other than dividends or distributions payable solely to another Acquired Entity); and (l) all intercompany indebtedness or payables owed by any Acquired Entity to any Affiliates of Holdings (other than another Acquired Entity); provided, that “Indebtedness” shall not include (i) accounts payable to trade creditors, purchase commitments incurred in the ordinary course of business, accrued expenses and deferred revenues, (ii) any Tax Liabilities other than those described in clause (g) above, (iii) any intercompany Indebtedness between any of the Acquired Entities, on the one hand, and one or more of the other Acquired Entities, on the other hand, (iv) any undrawn letters of credit, bank guarantees, bankers’ acceptances or other similar instruments (for the avoidance of doubt, clause (f) above applies solely to amounts that have been drawn and not reimbursed); or (v) any cash or other amounts held in escrow by or on behalf of any Acquired Entity. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness with respect to Acquired Entities, including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness with respect to the Acquired Entities at Closing.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clause (a) and clause (b) of the definition of Indebtedness.

“Independent Accounting Firm” means KPMG LLP; provided, that, in the event that the designated Independent Accounting Firm refuses or is otherwise unable to accept the appointment provided for hereunder, Seller Representative and Buyer shall jointly appoint a replacement independent, nationally-recognized accounting firm to serve in the capacity of the Independent Accounting Firm. In the event that Seller Representative and Buyer are unable to jointly appoint a replacement independent, nationally-recognized accounting firm to serve as the Independent Accounting Firm, then each of Seller Representative and Buyer shall appoint an independent, nationally-recognized accounting firm, and such accounting firms shall, together, appoint a third independent, nationally-recognized accounting firm to serve as the Independent Accounting Firm.

“Key Employee” means each individual set forth on Schedule 1.1(c).

“Knowledge” as used in the phrase “to the Knowledge of Holdings” or phrases of similar import means the actual conscious knowledge of the individuals set forth on Schedule 1.1(d) without investigation or further inquiry.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees, decisions and orders of any Governmental Entity, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all real property in which an Acquired Entity holds a leasehold or subleasehold interest.

“Leases” means all leases, licenses, concessions and other agreements pursuant to which the Acquired Entities hold any Leased Real Property.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Losses” means any and all damages (whether absolute, accrued, contingent or otherwise), claims, fines, penalties, deficiencies, liabilities, royalties, losses, payments, costs, Taxes, judgments, awards, amounts paid in settlement, and expenses (including court costs, and reasonable and documented out-of-pocket fees of attorneys, accountants and other experts incurred in the investigation, defense or enforcement of any of the same), together with interest on any of the foregoing from the date such Loss is incurred or suffered; provided, however, that “Losses” shall not include any (a) punitive or exemplary damages, (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value or (c) damages based on a multiple of earnings or other metric or loss of business reputation or opportunity (except to the extent awarded to an unaffiliated third party pursuant to a claim asserted against an indemnified Party by a Person other than a Party or any of its Affiliates).

“Material Adverse Effect” means any event, circumstance, development, condition, effect or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) with respect to the Acquired Entities, the Business or financial condition of the Acquired Entities, taken as a whole; provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Acquired Entities operate, whether international, national, regional, state, provincial or local; (ii) any adverse change, effect or circumstance arising out of the announcement of the transactions contemplated by this Agreement, including (A) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Acquired Entities or (B) the initiation of litigation or other administrative Proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby, provided that this clause (ii) shall not apply to the extent any such adverse change, effect or circumstance results from Seller’s breach of any representation, warranty, covenant or obligation under this Agreement; (iii) changes in Law or GAAP (or other accounting principles or regulatory policy) or the interpretation thereof; (iv) any failure of the Acquired Entities to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded under the other clauses of this definition); (v) changes that are the result of economic factors affecting the international, national, regional, state, provincial or local economy or financial markets; (vi) any change in the financial, banking, or securities markets, in each case, including any disruption thereof and any change in the price of any commodity, security or market index; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, or other force majeure event; (viii) any epidemic, pandemic or disease outbreak (including COVID-19 and any variant thereof), escalation or general worsening thereof, or compliance with COVID-19 Measures or Laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any change in such Laws, regulations, statutes, directives, pronouncements or guidelines or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) any protest, riot, demonstration, public disorder, civil unrest or political instability; (x) any international, national, regional, state, provincial or local regulatory, political or social conditions; (xi) any change resulting or arising from any outbreak, continuation, or escalation of any military conflict, declared or undeclared war, armed hostilities, naval blockade, civil unrest, public demonstrations, or acts of foreign or domestic terrorism or sabotage (including any cyberattack or hacking), or the escalation of any of the foregoing; and (xii) any actions or omissions required to be taken or not taken, and any consequences thereof, by any of the Acquired Entities in accordance with this Agreement or the other Transaction Documents or consented to in writing by Buyer or any of its Affiliates; provided, further, that any event, circumstance, development, condition, effect or state of facts described in clauses (i), (iii), or (v)-(xi) above shall be taken into account to the extent it has a disproportionate adverse effect on the Acquired Entities relative to other participants in the industries in which the Acquired Entities operate; (b) with respect to Holdings, the ability of Holdings to consummate the transactions contemplated by this Agreement and the other Transaction Documents by the Outside Date; and (c) with respect to Buyer, the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents by the Outside Date.

“MBR Authority” means an order issued by FERC (a) authorizing the sale of electric energy, capacity, and specified ancillary services at market-based rates pursuant to Section 205 of the FPA, (b) accepting a tariff pertaining to such sales, and (c) granting waivers of regulations and blanket authorizations customarily granted by FERC to an entity that sells electric energy, capacity, and specified ancillary services at market-based rates, including blanket approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA and FERC’s regulations at 18 C.F.R. Part 34.

“Mexican Subsidiaries” means, collectively, Twin Eagle Liquid Gas Products S. de R.L. de C.V., Twin Eagle Mexico, Twin Eagle Power Marketing Mexico S. de R.L. de C.V. and TELG Liquids Mexico Servicios S. de. R.L. de C.V.

“NGA” means the Natural Gas Act of 1938, 15 U.S.C. §§ 717 et seq.

“Open Source Materials” means any Software or other Proprietary Rights that are distributed under an open source license, including (by way of example only) the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, Netscape Public License, the Open Software License, the Common Development and Distribution License, Server Side License, Creative Commons Share Alike License, Sybase Open Watcom Public License, Design Science License, Server Side Public License, or any other license approved as an open source license by the Open Source Initiative or any similar license commonly referred to as an “open source”, “free software”, “copyleft”, or “community source code” license.

“Outstanding Transaction Expenses” means, to the extent not paid or accrued prior to Closing, without duplication, (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including Latham & Watkins), investment bankers or other representatives) incurred by the Acquired Entities or for which any of the Acquired Entities will have any payment obligation, in each case, through the Closing in connection with or related to the authorization, preparation, negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (b) all sale, transaction, retention, severance, change-of-control or similar bonuses, payments or amounts, or benefits, that become owed, due, or payable to employees or individual non-employee service providers of the Acquired Entities solely as a result of or in connection with the Closing of the transactions contemplated by this Agreement (including the employer’s portion of any associated payroll, employment, social security, unemployment, withholding or similar Taxes related thereto, but excluding any “double-trigger” severance or similar payments that become payable as a result of a termination of employment or service by the Acquired Entities or the Buyer after the Closing) and any amounts required to be paid to gross-up or make whole any Person for income or excise Taxes thereon, (c) any amount payable to holders of Options outstanding under the Option Plan in connection with the cancellation and termination thereof in accordance with Section 5.14(d), it being understood that such amount is intended to be zero, (d) all payments required under the Twin Eagle Holdings N.A. LLC Distribution Incentive Plan (the “DIP”) in accordance with the terms thereof and incurred or accrued prior to or in connection with the Closing and (e) fifty percent (50%) of (i) filing fees under the HSR Act and other Seller Required Regulatory Approvals, (ii) costs and expenses of the Tail Policy (representing Holdings’ fifty percent (50%) share thereof), (iii) Transfer Taxes and (iv) costs and expenses of the Escrow Agent and the Paying Agent; provided, however, that in no event shall Outstanding Transaction Expenses include any fees, costs or expenses (w) initiated or otherwise incurred at the request of Buyer or any of its Affiliates or representatives, (x) incurred in respect of the R&W Insurance Policy (including, for the avoidance of doubt, any premiums, Taxes or commissions), (y) related to any financing activities of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or (z) included in Adjusted Working Capital.

“Owned IP” or “Owned Proprietary Rights” means any and all Proprietary Rights owned (or purported to be owned), in whole or in part, by any Acquired Entity and includes the Registered IP.

“Pass-Through Tax Contest” means any Tax audit, assessment, litigation or other similar Proceeding in respect of any Pass-Through Tax Return.

“Pass-Through Tax Return” means any Tax Return in respect of Income Taxes filed by any Acquired Entity in respect of a Tax period ending on or prior to the Closing Date to the extent that (a) such Acquired Entity is treated as a partnership or other “pass-through entity” for purposes of such Tax Return and (b) the items of income and loss or the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the direct or indirect beneficial owners of such Acquired Entity (including IRS Form 1065, U.S. Return of Partnership Income, and any related state income Tax Return(s)).

“Paying Agent” means Citibank, N.A. or any other Person selected by Holdings to serve in such capacity.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, certifications, franchises, variances, exemptions and similar consents filed with or issued or granted by any Governmental Entity.

“Permitted Liens” means (a) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising or incurred in the ordinary course of business securing payments that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (b) Liens for Taxes, assessments or governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves are being maintained in accordance with the Accounting Principles; (c) purchase money Liens; (d) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, that do not, individually or in the aggregate, have a Material Adverse Effect; (e) preferential purchase rights, consents to assign rights and other similar arrangements, if any, with respect to which consents or waivers are obtained for this transaction prior to Closing; (f) Liens created by Buyer, or its successors or assigns; (g) all easements, surface rights-of-way, servitudes, Permits, licenses, leases, other similar rights to use real property, zoning, planning and other similar conditions and restrictions and all rights of Governmental Entities to regulate properties, in each case, affecting or pertaining to, but not included in, the assets and properties of Acquired Entities that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; (h) Liens under the Credit Facility; (i) Liens created by the express terms of any Material Contract; (j) municipal bylaws, subdivision restrictions, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, (k) landlord Liens in favor of any landlord under the Leased Real Property; (l) all matters that are disclosed in any survey, title report, title opinion or title policy with respect to the property made available to Buyer by Holdings; (m) Liens, deeds of trust, mortgages, and similar instruments securing any Indebtedness of any of the Acquired Entities that will be released at Closing, (n) Securities Liens, (o) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (p) Liens expressly referred to in the Financial Statements, (q) non-exclusive licenses of Owned Proprietary Rights granted to customers, vendors, or suppliers in the ordinary course of business consistent with past practice and (r) Liens (if any) set forth on Schedule 1.1(a).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Income Tax Amount” shall mean, without duplication, an amount (which may not be negative in any jurisdiction or for any taxpaying entity) equal to the aggregate amount of all accrued and unpaid Income Taxes that are imposed on and payable by the Acquired Entities with respect to a Pre-Closing Tax Period (or portion thereof) that ends on the Closing Date or with respect to a Pre-Closing Tax Period for which for which the relevant Tax Return for Income Taxes has not yet been filed or the payment of Income Taxes shown as due on such Tax Return has not been made, which amount shall (a) take into account only those jurisdictions in which the Acquired Entities currently file Tax Returns for Income Taxes or, as a result of a change in activities since the last Tax Return, are required to file Tax Returns for Income Taxes; (b) be determined in the case of any Straddle Period in accordance with Section 5.6(d); (c) exclude (i) any Income Tax asset or liability reflected, reserved, accrued, recorded or included in Adjusted Working Capital, as finally determined pursuant to this Agreement, (ii) any accruals or reserves established under GAAP for contingent Taxes or with respect to uncertain Tax positions, and (iii) any deferred Income Tax assets and deferred Income Tax liabilities (other than as described in clauses (d) through (f)); (d) include in taxable income all adjustments that were made (i) pursuant to Section 481 of the Code (or any corresponding provision of state or local Law) pursuant to a change in accounting method made or requested prior to the Closing or (ii) pursuant to an agreement with a Governmental Entity executed prior to the Closing (A) not previously included in income by the Acquired Entities and (B) that increase or decrease the taxable income of the Acquired Entities (or Buyer or its Affiliates) in a Post-Closing Tax Period; (e) include in taxable income all amounts that the Acquired Entities will be required to include after the Closing Date as a result of any prepaid amount or deferred revenue received or accrued prior to the Closing or as a result of any installment sale or open transaction disposition made prior to the Closing; (f) take into account any overpayments of Income Taxes and any applicable prepayments or estimated payments of Income Taxes made by any Acquired Entity and any net operating loss carryforwards or other Tax attributes generated prior to the Closing that may be used, taking into account applicable limitations, to offset such Income Taxes; (g) be calculated otherwise in accordance with the past practices, procedures, methodologies and elections of or with respect to the applicable Acquired Entity in filing Income Tax Returns to the extent permissible under applicable Law as reasonably determined by Seller Representative; (h) be based on the events and information existing at the Closing and not taking into account events or information that arose after such time; (i) include any unpaid Taxes imposed under Section 965 of the Code with respect to the Acquired Entities; and (j) take into account any tax deductions described in Section 5.6(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.

“Proceeding” means any action, claim, suit, litigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proprietary Rights” means any and all intellectual or industrial property rights, including any and all such rights in the following, in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures, invention disclosures, and inventions and any provisional, reissue, continuation, continuation-in-part, divisional, substitution, revision, counterpart, extension or reexamination thereof; (b) trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin and all registrations or applications for any of the foregoing and all goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (c) works of authorship, copyrights, copyrightable works, and rights in databases and Software, designs, mask works, databases, and other technology and all registrations, extensions, reversions, and registration applications therefor and all associated moral rights and special rights of authorship or attribution; (d) rights in social media usernames and accounts; (e) registrations, applications for registration, and renewals of any of the foregoing; (f) trade secrets, know-how, and other confidential or proprietary data or information (whether or not recognized under applicable Law as “trade secrets”), including ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, financial and accounting data, technical data, personal information, customer lists, supplier lists, business plans, know how, formulae, methods (whether or not patentable), specifications, designs, analyses, processes, procedures, source code, object code, and techniques, research and development information, industry analyses, drawings, databases, and data collections (collectively, “Trade Secrets”); and (g) any corresponding rights to any of the foregoing and all rights to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Pro Rata Share” means, with respect to each Seller, the percentage determined by dividing (a) the portion of the Purchase Price to which such Seller is entitled pursuant to the terms of the Holdings LLC Agreement, by (b) the aggregate Purchase Price payable to all Sellers.

“Purchase Price Adjustment Escrow Amount” means an amount equal to the greater of (a) $20,000,000.00 and (b) ten percent (10%) of the sum of (i) the Estimated Adjustment Amount plus (ii) the aggregate Outstanding Transaction Expenses included in the Estimated Adjustment Amount.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, placing, discarding, dumping, migrating or disposing into the environment.

“Sanctioned Person” means a Person that is (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) a Governmental Entity of, or located or ordinarily resident in or organized under the laws of, a country or territory which is the subject of country- or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic), or (c) 50% or more owned or controlled by, or acting on behalf of, any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by the United States (including the U.S. Department of the Treasury, Office of Foreign Assets Control) and the U.S. Department of State.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Seller Required Regulatory Approvals” means (a) filings required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (b) the consents and approvals identified on Schedule 1.1(f).

“Sellers” means the holders of the Holdings Interests immediately prior to the Merger Effective Time.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means any and all (a) computer code and computer programs, including any and all software, compilers, middleware, development tools, files, records, algorithms, heuristics, models and methodologies, whether in source code or object code, including, for the avoidance of doubt, patches, new versions or updates thereto; (b) database rights, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) artificial intelligence or machine learning code, algorithms, or systems; and (d) source code annotations, documentation, including user and installation manuals and training software, relating to any of the foregoing.

“Solvent” means, that, as of any date of determination, (a) the fair value of the assets of Buyer and the Acquired Entities on a consolidated basis, as of such date, exceeds the sum of all Liabilities of Buyer and the Acquired Entities, including contingent and other Liabilities, as of such date, (b) the fair saleable value of the assets of Buyer and the Acquired Entities on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of Buyer and the Acquired Entities on their existing debts (including contingent Liabilities) as such debts become absolute and matured and (c) Buyer and the Acquired Entities on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, assessments, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties, deficiency assessments or additions to tax imposed in connection therewith or with respect thereto), including any income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, capital gains, customs, capital stock, production, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, registration, transfer, value added, estimated, environmental, alternative or add-on minimum, and (b) any Liability in respect of any item described in clause (a) above, that arises by reason of a Contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a combined, consolidated, affiliated, or unitary group) or otherwise.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns, elections, designations, notices or other documents (including any related or supporting schedules, attachments, supplements, statements or information, and including any amendments thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Entity or political subdivision thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“TERM” has the meaning set forth in the definition of “Company Subsidiaries.”

“TERM Canada” has the meaning set forth in the definition of “Company Subsidiaries.”

“Trade Secrets” has the meaning set forth in the definition of “Proprietary Rights.”

“Trademarks” has the meaning set forth in the definition of “Proprietary Rights.”

“Transaction Documents” means this Agreement, the Key Employee Employment Agreements, the Certificate of Merger, the Deposit Escrow Agreement, the Post-Closing Escrow Agreement, the Transition Services Agreement, the Company Name License Agreement and all other documents and certificates delivered or required to be delivered pursuant to this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Twin Eagle Mexico” has the meaning set forth in the definition of “Company Subsidiaries.”

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Wholesale Marketing and Trading” means, with respect to any Acquired Entity or any of its controlled Affiliates, and in each case at the wholesale level: (a) purchasing, selling, supplying, exchanging, or trading Energy; (b) arranging for the transportation or storage of Energy or contracting for and performing contractual obligations to effect the transportation or storage of Energy, including without limitation the utilization of third-party gathering, transportation and transmission pipelines and storage facilities; (c) coordinating management, nominations and scheduling of volumes of producers’ Energy; (d) owning or leasing pipeline, storage and terminalling facilities to provide Energy services for Energy market participants, including utilities, local distribution companies, power generation, producers, traders, refiners, industrials, liquified natural gas and other end-users; (e) providing blending Energy services to create qualities that are necessary for markets; (f) transportation optimization; (g) entering into and performing under asset management agreements and similar arrangements; and (h) managing and monitoring pipeline imbalances.

Section 1.2          Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
280G Shareholder Approval	Section 5.14(c)
Additional Premium	Section 5.13
Agreement	Preamble
Allocation Schedule	Section 2.7(b)
Anti-Corruption Laws	Section 3.21(c)
Antitrust Laws	Section 5.3(c)
Balance Sheet Date	Section 3.7(a)
Board	Section 3.2
Buyer 401(k) Plan	Section 5.14(b)
Buyer	Preamble
Buyer-Controlled Tax Contest	Section 5.6(e)
Buyer Delivery Period	Section 2.4(b)
Casualty Loss	Section 5.5

Defined Term	Reference
Closing	Section 2.5
Closing Date	Section 2.5
CNE	Section 5.17
Company 401(k) Plans	Section 5.14(b)
Company Name License Agreement	Section 5.15
Company Proprietary Rights	Section 3.14(a)
Company Systems	Section 3.14(g)
Continuing Employee	Section 5.14(a)
Credit Support Obligations	Section 3.26
D&O Provisions	Section 5.11(a)
Data Room	Section 1.3(b)
Deposit	Section 2.3
Deposit Escrow Agreement	Section 2.3
Disclosure Schedules	Article III
Dispute Resolution Period	Section 2.7(b)
Disputing Party	Section 2.4(c)
Effective Date	Preamble
Excess Payment	Section 2.4(f)(i)
Excluded Benefits	Section 5.14(a)
Excluded Entities	Section 5.2(a)
Expense Fund Amount	Section 2.8(c)
Final Adjustment Certificate	Section 2.4(d)
Final Settlement Date	Section 2.4(c)
Financial Statements	Section 3.7(b)
Forward Book	Section 3.28(a)
Holdings	Preamble
Holdings Financial Statements	Section 3.7(a)
Indemnified Persons	Section 5.11(a)
Insurance Policy	Section 3.20
Intended Tax Treatment	Section 2.7(a)
IT Assets	Section 3.14(g)
Key Employee Employment Agreement	Recitals
Latham & Watkins	Section 7.11(a)
Letter of Transmittal	Section 2.8(a)
Licensee	Section 5.15
Marketing Permit	Section 5.17
Material Contract	Section 3.13(b)
Merger	Recitals
Merger Effective Time	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.14(a)
Nonparty Affiliates	Section 5.20
Notice of Disagreement	Section 2.4(c)
Option Plan	Section 5.14(d)
Outside Date	Section 6.1(c)

Defined Term	Reference
Party and Parties	Preamble
Paying Agent Agreement	Section 2.6(b)(iii)(E)
Paying Agent Wire Transfer Instructions	Section 2.8(a)
Payment Spreadsheet	Section 2.8(a)
Post-Closing Escrow Agreement	Section 2.6(c)(iii)(C)
Pre-Closing Period	Section 5.1(a)
Pre-Closing Restructuring	Section 5.2(a)
Preparing Party	Section 2.4(c)
Purchase Price	Section 2.2
Purchase Price Adjustment Escrow Account	Section 2.6(c)(iii)(C)
Purchase Price Allocation	Section 2.7(b)
Registered IP	Section 3.14(b)
Remedy Action	Section 5.3(d)
Representative Losses	Section 7.13(f)
Requisite Member Vote	Recitals
Restoration Cost	Section 5.5(a)
Risk Policy	Section 5.1(a)(ix)
R&W Insurance Policy	Section 5.4
Seller Delivery Period	Section 2.4(b)
Seller Parties	Section 5.4
Seller Released Parties	Section 5.10
Seller Representative	Preamble
Shortfall Payment	Section 2.4(f)(i)
Subject Interests	Section 3.5(a)
Surviving Company	Section 2.1(a)
Tail Policy	Section 5.11(b)
Tangible Assets	Section 5.5(a)
Tax Contest	Section 5.6(e)
TERM Financial Statements	Section 3.7(b)
Transferred Records	Section 5.12(a)
Transfer Taxes	Section 5.6(g)
Transition Services	Section 5.16
Transition Services Agreement	Section 5.16
Waived Benefits	Section 5.14(c)
Written Consent	Recitals

Section 1.3          Rules of Construction.

(a)          Unless the context otherwise requires, references in this Agreement to (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the Section or subsection in which the reference occurs, (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions), (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities and (v) any federal, state, local, or foreign statute or Law shall be deemed references to all rules and regulations promulgated thereunder as in effect at the applicable time.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including, without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, if applicable, and does not mean simply “if.” The words “ordinary course of business” mean, with respect to each of the Acquired Entities, acting or refraining from acting in a manner consistent with how Acquired Entity, as applicable, has acted or refrained from acting in the ordinary course of business, taking into account the past practices of such entity. The phrases “delivered” or “made available,” when used in this Agreement, means that the information referred to has been physically or electronically delivered to the relevant parties; provided, that the phrase “made available” to the Buyer shall mean that such documents or other information or material has been (i) posted to, and is accessible by, the Buyer and its representatives who have been granted access to such material through the on line “virtual data room” established by Holdings and/or its representatives and hosted by Lazard, Inc. (the “Data Room”), or (ii) delivered or provided (either by electronic or physical delivery) to Buyer and its representatives, in each case, prior to the execution and delivery of this Agreement.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)          The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)          The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the Accounting Principles.

Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1          Merger.

(a)          The Merger. At the Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, Merger Sub shall merge with and into Holdings, whereupon the separate existence of Merger Sub shall cease and Holdings shall continue as the surviving entity of the Merger (the “Surviving Company”). At the Closing, Holdings and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required by the DLLCA in connection with the Merger. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Buyer and Holdings shall agree and specify in the Certificate of Merger (the “Merger Effective Time”). From and after the Merger Effective Time, the Surviving Company shall succeed to all of the assets, rights, privileges, powers and franchises, and shall be subject to all of the debts, liabilities, restrictions, disabilities and duties, of Holdings and Merger Sub, all as provided under the DLLCA.

(b)          Conversion of Equity Interests. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder of any Equity Interests:

(i)          each Holdings Interest issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the portion of the Purchase Price payable in respect thereof in accordance with Section 2.2 and Section 2.4, and from and after the Merger Effective Time each Seller shall cease to be a member of the Surviving Company and cease to have any rights with respect to such Holdings Interests, except the right to receive such Seller’s respective portion of the Purchase Price;

(ii)          each Equity Interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one Equity Interest of the Surviving Company, which shall thereafter constitute all of the issued and outstanding Equity Interests of the Surviving Company; and

(iii)          at the Merger Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any Equity Interests of any Party, the certificate of formation of the Surviving Company will continue to be the certificate of formation of the Surviving Company until amended in accordance with the DLLCA and the limited liability company agreement of the Surviving Company. At the Merger Effective Time, the limited liability company agreement of the Surviving Company will be the limited liability company agreement of Merger Sub as in effect immediately prior to the Merger Effective Time.

(c)          Managers and Officers. Unless otherwise determined by Buyer prior to the Merger Effective Time, each manager and officer of Merger Sub immediately prior to the Merger Effective Time shall become a manager or an officer, as the case may be, of the Surviving Company immediately after the Merger Effective Time, until the earlier of his or her incapacity, death, resignation or removal or until his or her successor is duly qualified, as applicable.

Section 2.2          Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.6(c)(iii)) for the Holdings Interests shall be an aggregate amount equal to the Purchase Price. The Closing Payment Amount shall be subject to adjustment after the Closing pursuant to Section 2.4 (such Closing Payment Amount, together with the Deposit and the Purchase Price Adjustment Escrow Amount, as adjusted in accordance with Section 2.4, shall be the “Purchase Price”).

Section 2.3          Deposit. Within one (1) Business Day after the Effective Date, Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds into the Deposit Escrow Account a cash deposit equal to $62,500,000 (the “Deposit”), to assure Buyer’s performance of its obligations hereunder and for certain other purposes set forth herein, and the Deposit shall be held by the Escrow Agent in escrow pursuant to that certain escrow agreement, dated as of the Effective Date, by and among Buyer, Seller Representative and the Escrow Agent, substantially in the form attached as Exhibit B (the “Deposit Escrow Agreement”). Subject to Section 6.2, the Deposit shall be held by the Escrow Agent, and in the event there is a Closing, disbursed in accordance with Section 2.8. If this Agreement is terminated prior to the Closing in accordance with Article VI, then the distribution of the Deposit shall be governed by the terms of Section 6.2 and the Deposit Escrow Agreement.

Section 2.4          Post-Closing Adjustment.

(a)          Estimated Adjustment Certificate. At least five (5) Business Days prior to the Closing Date, Holdings shall prepare and deliver to Buyer the Estimated Adjustment Statement. The Estimated Adjustment Statement shall separately itemize each component of the Adjustment Amount, including (i) Adjusted Working Capital, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Outstanding Transaction Expenses, in each case with reasonable supporting calculations. Holdings shall update the Estimated Adjustment Statement no later than two (2) Business Days prior to the Closing Date to reflect any material changes in the components thereof. Holdings shall consider in good faith any revisions provided by Buyer; provided, that if Holdings in good faith does not agree with any such proposed revisions, then Holdings shall have no obligation to make such revision.

(b)          Closing Adjustment Certificate. As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date (the “Seller Delivery Period”), Seller Representative shall prepare and deliver to Buyer the Closing Adjustment Certificate; provided, that, if Seller does not deliver the Closing Adjustment Certificate within the Seller Delivery Period, then, within sixty (60) days after the expiration of the Seller Delivery Period (the “Buyer Delivery Period”), Buyer may deliver a Closing Adjustment Certificate to Seller Representative; provided, further, that if neither Buyer nor Seller Representative delivers the Closing Adjustment Certificate to the other Party within the applicable period, then the Estimated Adjustment Statement shall be deemed to be the Closing Adjustment Certificate and Seller Representative shall have the rights set forth in this Section 2.4 with respect thereto. Buyer shall (i) permit Seller Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) as may be reasonably requested by Seller Representative in order to enable Seller Representative to prepare the Closing Adjustment Certificate during the Seller Delivery Period and provide Seller Representative with copies thereof (as reasonably requested by Seller Representative) and (ii) provide Seller Representative and its representatives reasonable access to Buyer’s and each Acquired Entity’s employees and advisors.

(c)          Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the earlier of, as applicable, the date that is sixty (60) days after (i) receipt of the Closing Adjustment Certificate by Buyer or Seller Representative, as applicable, pursuant to Section 2.4(b) and (ii) the expiration of both the Seller Delivery Period and Buyer Delivery Period in the event that neither Seller Representative nor Buyer delivers a Closing Adjustment Certificate within such applicable time period (the “Final Settlement Date”), in each case, unless Buyer or Seller Representative, as applicable, and in such context, the “Disputing Party” gives written notice of its disagreement (“Notice of Disagreement”) to the Party that prepared and delivered the Closing Adjustment Certificate (the “Preparing Party”) prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by the Preparing Party, then the Closing Adjustment Certificate (as revised in accordance with Section 2.4(d), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller Representative and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d)          Final Adjustment Certificate. During the first twenty (20) days after the date upon which the Preparing Party receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement with respect to all matters specified in the Notice of Disagreement, the matters that remain in dispute may as promptly as reasonably possible thereafter be submitted to the Independent Accounting Firm by either the Preparing Party or the Disputing Party for review and resolution; provided, however, that any materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other Party. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable, and shall be conducted on a confidential basis. Seller Representative and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a statement (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.4(d), and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an arbitrator, and its determination shall be final, binding, and non-appealable, except in the case of manifest error or fraud, (ii) address only those items in dispute and all determinations shall be based solely on the written presentations of Seller Representative and Buyer and their respective representatives, and not by independent review, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller Representative or Buyer or smaller than the smallest value for such item claimed by either Seller Representative or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties. Judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.4(b), as subsequently adjusted, if applicable, pursuant to this Section 2.4(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

(e)          Costs and Expenses. The costs and expenses of the Independent Accounting Firm in connection with resolving such disputed matters pursuant to Section 2.4(d) shall be borne by Buyer, on the one hand, and Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Disputing Party claims the Adjustment Amount is one thousand dollars ($1,000) less than the amount determined by the Preparing Party, and the Preparing Party contests only five hundred dollars ($500) of the amount claimed by the Disputing Party, and if the Independent Accounting Firm ultimately resolves the dispute by awarding the Disputing Party three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Preparing Party and forty percent (40%) (i.e., 200 ÷ 500) to the Disputing Party. Prior to the Independent Accounting Firm’s determination of disputed matters pursuant to Section 2.4(d), (i) the Disputing Party, on the one hand, and the Preparing Party, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Independent Accounting Firm and (ii) during the engagement of the Independent Accounting Firm, the Independent Accounting Firm will bill fifty percent (50%) of the total charges to each of the Disputing Party, on the one hand, and the Preparing Party, on the other hand.

(f)          Final Settlement and Adjustment to Purchase Price; Payment.

(i)          (A) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then the Purchase Price shall equal the sum of (1) the Closing Payment Amount decreased by an amount equal to the absolute value of such excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”), (2) the Deposit (including any interest payable thereon) and (3) the Purchase Price Adjustment Escrow Amount; and (B) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then the Purchase Price shall equal the sum of (1) the Closing Payment Amount increased by an amount equal to the absolute value of such excess of the Adjustment Amount set forth on the Final Adjustment Certificate over the Estimated Adjustment Amount (an “Excess Payment”), (2) the Deposit (including any interest payable thereon) and (3) the Purchase Price Adjustment Escrow Amount.

(ii)          Any Shortfall Payment or Excess Payment, as applicable, shall be paid as follows:

(A)          in the event of an Excess Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, (1) Buyer shall pay or cause to be paid in immediately available funds by wire transfer to Paying Agent (for the benefit of Sellers) an amount in cash equal to the Excess Payment, which Paying Agent will then promptly disburse to each Seller in accordance with the amounts due to each Seller as set forth in the Payment Spreadsheet to the account designated on each Seller’s respective Letter of Transmittal, and (2) Buyer and Seller Representative shall execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer to Paying Agent (for the benefit of Sellers) an amount in cash equal to the balance of funds remaining in the Purchase Price Adjustment Escrow Account, which Paying Agent will then promptly disburse to each Seller in accordance with the amounts due to each Seller as set forth in the Payment Spreadsheet to the account designated on each Seller’s respective Letter of Transmittal;

(B)          in the event of a Shortfall Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Buyer and Seller Representative shall, subject to Section 2.4(f)(iii), execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer (1) to Buyer in cash equal to the lesser of (x) the Shortfall Payment and (y) the amount of funds available in the Purchase Price Adjustment Escrow Account, and (2) if any funds remain immediately after such payment to Buyer, to Paying Agent (for the benefit of Sellers) an amount in cash equal to the balance of funds remaining in the Purchase Price Adjustment Escrow Account, which Paying Agent will then promptly disburse to each Seller in accordance with the amounts due to each Seller as set forth in the Payment Spreadsheet to the account designated on each Seller’s respective Letter of Transmittal; or

(C)          in the event that the Adjustment Amount set forth on the Final Adjustment Certificate is equal to the Estimated Adjustment Amount, Buyer and Seller Representative shall execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer to Paying Agent (for the benefit of Sellers) an amount in cash equal to the balance of funds remaining in the Purchase Price Adjustment Escrow Account, which Paying Agent will then promptly disburse to each Seller in accordance with the amounts due to each Seller as set forth in the Payment Spreadsheet to the account designated on each Seller’s respective Letter of Transmittal.

(iii)          Notwithstanding anything in this Section 2.4 to the contrary, in no event shall Buyer be entitled to, and in no event shall any Seller have any liability with respect to, payment pursuant to this Section 2.4(f) of any amount in excess of the Purchase Price Adjustment Escrow Amount, and the funds in the Purchase Price Adjustment Escrow Account are Buyer’s sole and exclusive remedy with respect to any Shortfall Payment (including any interest payable thereon).

(g)          Tax Treatment. Any payments made pursuant to this Section 2.4 shall be treated as adjustments to the Purchase Price for applicable income Tax purposes to the extent permitted by applicable Law.

Section 2.5          Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of electronic signature pages by email at 9:00 a.m. Central Time on the second Business Day after the conditions set forth in Section 2.6 have been satisfied, or, if permissible, waived in writing by the Party entitled to the benefit of the same (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date.

Section 2.6          Conditions to the Obligations of the Parties.

(a)          Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(i)          HSR Act. All waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the transactions contemplated hereby, shall have expired or been terminated.

(ii)          No Laws. There shall not be any Law in effect that enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(iii)          Third Party Consents; Governmental Approvals. Other than the conditions required under Section 2.6(a)(i) above, the Seller Required Regulatory Approvals shall have been obtained.

(iv)          Written Consent. Holdings shall have delivered to Buyer the irrevocable Written Consent evidencing receipt of the Requisite Member Vote.

(b)          Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i)          Representations and Warranties. (A) The representations and warranties regarding the Acquired Entities set forth in Article III of this Agreement (other than Fundamental Representations) shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of such representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and (B) the Fundamental Representations shall be true and correct in all respects as of the Closing Date (or if such Fundamental Representations expressly relate to a specific date, such Fundamental Representations shall be true and correct in all respects as of such date), except for any inaccuracies that are, individually and in the aggregate, de minimis.

(ii)          Performance and Obligations of Holdings. Holdings shall, or shall cause the applicable Acquired Entity to, have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by an Acquired Entity on or prior to the Closing Date.

(iii)          Deliveries and Closing Actions. At the Closing:

(A)          Holdings shall deliver to Buyer a duly executed certificate from an authorized Person of Holdings, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(b)(i), Section 2.6(b)(ii) and Section 2.6(b)(iv) have been satisfied;

(B)          Holdings shall deliver to Buyer one or more counterparts to the Post-Closing Escrow Agreement duly executed by Seller Representative and the Escrow Agent;

(C)          Holdings shall deliver to Buyer the Certificate of Merger, substantially in the form attached hereto as Exhibit C, duly executed by Holdings;

(D)          Holdings shall deliver to Buyer a counterpart to the Transition Services Agreement, duly executed by Seller Representative; and

(E)          Holdings shall deliver to Buyer a paying agent agreement (the “Paying Agent Agreement”), duly executed by the Paying Agent and Seller Representative.

(iv)          No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(v)          Credit Facility Consents. As soon as reasonably practicable after the Effective Date and, in any event, no later than the Closing Date, Seller shall deliver evidence reasonably satisfactory to Buyer that MUFG Bank, Ltd. (as administrative agent) and the requisite lenders and issuing banks under the Credit Facility have duly executed all consents, waivers, and amendments necessary to permit the consummation of the transactions contemplated by this Agreement without triggering any default, event of default, acceleration right, mandatory prepayment obligation, or termination right under the Credit Facility, including, but not limited to, any required waiver of any Change of Control (as defined in the Credit Facility) and any related event of default that would be triggered by such Change of Control.

(vi)          Key Employee Employment Agreements. The Key Employee Employment Agreement entered into with the Key Employee identified on Schedule 1.1(c) concurrently with the execution of this Agreement shall be in full force and effect as of the Closing Date and shall not have been terminated, amended, modified or waived in any material respect without the prior written consent of Buyer and such Key Employee will be employed by the Acquired Entities immediately prior to the time the Key Employee Employment Agreement becomes effective.

(c)          Conditions to Obligations of Holdings. The obligation of Holdings to consummate the transactions to be performed by Holdings in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i)          Representations and Warranties. The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)          Performance and Obligations of Buyer. Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.6(c)(iii)(B), Section 2.6(c)(iii)(C), and Section 2.6(c)(iii)(E) shall have been complied with in all respects.

(iii)          Deliveries and Closing Actions. At the Closing:

(A)          Buyer shall deliver to Seller Representative a duly executed certificate from an officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) and Section 2.6(c)(ii) have been satisfied;

(B)          Buyer shall (x) deliver to Paying Agent (for the benefit of, and further distribution to, the Sellers), in accordance with Section 2.8, in consideration for the Holdings Interests, an amount equal to the Closing Payment Amount, and (y) execute and deliver, jointly with Seller Representative, instructions to the Escrow Agent to pay and release the Deposit (including any interest payable thereon) to the Paying Agent (for the benefit of, and further distribution to, the Sellers) in accordance with Section 2.8;

(C)          Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent (the “Purchase Price Adjustment Escrow Account”) an amount equal to the Purchase Price Adjustment Escrow Amount, to be held pursuant to an escrow agreement, dated as of the Closing Date, by and among Buyer, Seller Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit D (the “Post-Closing Escrow Agreement”);

(D)          Buyer shall deliver to Seller Representative a counterpart to the Post-Closing Escrow Agreement duly executed by Buyer;

(E)          Buyer shall pay each Outstanding Transaction Expense in accordance with Section 2.8 in the amounts as have been designated in the Estimated Adjustment Statement; and

(F)          Buyer shall pay to Paying Agent the Expense Fund Amount in accordance with Section 2.8.

(d)          Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was primarily caused by such Party’s breach of this Agreement.

(e)          Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.7          Tax Matters; Purchase Price Allocation.

(a)          For U.S. federal (and relevant state and local) income Tax purposes, the Parties agree that the acquisition of the Holdings Interests pursuant to this Agreement shall be treated, consistent with Revenue Ruling 99-6, situation 2, (i) with respect to Sellers, as the purchase and sale of partnership interests and (ii) with respect to Buyer, as if Holdings had distributed in liquidation to each of the Sellers their respective pro rata share of Holdings’ assets, and as if Sellers had sold to Buyer their respective pro rata shares of such assets received from Holdings (the “Intended Tax Treatment”).

(b)          The Parties agree to allocate the Purchase Price (and any other items properly treated as consideration for such Tax purposes) among the assets of Holdings (the “Purchase Price Allocation”) for all U.S. federal and applicable state and local Income Tax purposes in a manner consistent with Sections 751, 755, and 1060 of the Code and the Treasury Regulations thereunder. Seller Representative shall prepare and deliver to Buyer a draft of the Purchase Price Allocation setting forth Seller Representative’s determination of the Purchase Price Allocation within thirty (30) days following the determination of the Purchase Price pursuant to Section 2.4 (the “Allocation Schedule”). If within thirty (30) days after receiving the Allocation Schedule, Buyer has not objected, the Allocation Schedule shall be final and binding. If Buyer provides written objection to Seller Representative within thirty (30) days of receipt of the Allocation Schedule, the Parties shall work in good faith to resolve their differences for the thirty (30) day period following Seller Representative’s receipt of Buyer’s objections (the “Dispute Resolution Period”). If Buyer and Seller Representative are unable to agree on such Purchase Price Allocation during the Dispute Resolution Period, any disputed items shall be resolved by the Independent Accounting Firm applying, mutatis mutandis, the procedures set forth in Section 2.4(d). If the Purchase Price is adjusted pursuant to this Agreement, Buyer and Seller Representative shall cooperate with each other in order to adjust the Purchase Price Allocation in accordance with the final Purchase Price Allocation (as agreed to by Buyer and Seller or finally determined by the Independent Accounting Firm) utilizing the same methodology set forth in the final Purchase Price Allocation and the same procedure set forth in this Section 2.7(b).

(c)          Buyer and Seller Representative shall (and shall cause each of their respective Affiliates to) file all Tax Returns consistent with the final Purchase Price Allocation (as agreed to by Buyer and Seller Representative or finally determined by the Independent Accounting Firm) and consistent with the Intended Tax Treatment and not take any position inconsistent with the final Purchase Price Allocation or the Intended Tax Treatment in any administrative or judicial Proceeding or otherwise, provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any administrative or judicial Proceeding in connection with such allocation or the Intended Tax Treatment.

Section 2.8          Closing Consideration. At the Merger Effective Time, and subject to the further terms and conditions set forth herein, as consideration for the Merger, Buyer shall:

(a)          pursuant to Section 2.6(c)(iii)(B) (x) pay, or cause to be paid, to the Paying Agent, for the benefit of Sellers, the Closing Payment Amount, by wire transfer of immediately available funds pursuant to wire transfer instructions designated in writing by the Paying Agent (the “Paying Agent Wire Transfer Instructions”), and (y) execute and deliver, jointly with Seller Representative, instructions to the Escrow Agent to pay and release the Deposit (including any interest payable thereon) by wire transfer of immediately available funds pursuant to the Paying Agent Wire Transfer Instructions. Upon receipt, pursuant to the Paying Agent Agreement, the Paying Agent will disburse to each Seller that delivers a letter of transmittal in the applicable form attached to this Agreement as Exhibit E (each, a “Letter of Transmittal,” and collectively, the “Letters of Transmittal”) such Seller’s portion of (I) the Closing Payment Amount and (II) the Deposit (including any interest payable thereon), in each case by wire transfer in accordance with instructions provided by the Seller Representative to the Paying Agent. Along with each Letter of Transmittal, each Seller shall be required (in order for its Letter of Transmittal to be accepted by Holdings) to, among other things, provide a separate agreement containing the release attached thereto as Exhibit B by such Seller of Buyer and its Affiliates (including the Acquired Entities) from claims related to such Seller’s ownership of the Holdings Interests. Each Seller’s portion of the Closing Payment Amount, the Deposit (including any interest payable thereon), and the Purchase Price will be the amount that would be distributed to such Seller under the Holdings LLC Agreement in respect of its Equity Interests in Holdings, subject to any adjustments, withholdings or other modifications to the Purchase Price pursuant to this Agreement, which amount is set forth for each such Seller on a payments schedule to be provided by Holdings to Buyer and Seller Representative at the Closing (the “Payment Spreadsheet”). Buyer, Seller Representative and the Paying Agent will be entitled to rely, without conducting any independent review, on the Payment Spreadsheet;

(b)          pursuant to Section 2.6(c)(iii)(E), pay, or cause to be paid, (i) to the applicable Acquired Entity, with respect to any amounts payable to any employees or individual non-employee service providers of the Acquired Entities pursuant to clauses (b) and (d) of the definition of “Outstanding Transaction Expenses,” such amounts for prompt payment to such employees or individual non-employee services providers through standard payroll processes, and (ii) to the Paying Agent, each other Outstanding Transaction Expense in the amounts as have been designated in the Estimated Adjustment Statement, in accordance with the Paying Agent Wire Transfer Instructions. Upon receipt, pursuant to the Paying Agent Agreement, the Paying Agent will disburse to the third party service providers identified in the invoices delivered at Closing the amount owed to each service provider as set forth in its invoice; and

(c)          pursuant to Section 2.6(c)(iii)(F), pay, or cause to be paid, to the Paying Agent in accordance with the Paying Agent Wire Transfer Instructions, the sum of $500,000 (the “Expense Fund Amount”), which amount shall not be deemed to be fees or expenses of the Paying Agent for purposes of Section 5.8. Upon receipt, pursuant to the Paying Agent Agreement, the Paying Agent shall disburse the Expense Fund Amount to Seller Representative pursuant to instructions given by Seller Representative to the Paying Agent.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby and except as set forth in the disclosure schedules delivered to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedules”), Holdings hereby represents and warrants to Buyer as follows:

Section 3.1          Organization; Authority; Enforceability. Each of the Acquired Entities (a) is duly formed, validly existing, and in good standing (or the equivalent) under the Laws of its respective jurisdiction of organization, (b) is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary and (c) has all requisite power and authority required to own, lease and operate its respective properties and to conduct its respective Business as currently conducted, except, in each case of (a), (b) or (c), where the failure to be so qualified or to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Entities, taken as a whole. Holdings has made available true, correct and complete copies of the Governing Documents of each Acquired Entity, in each case, in full force and effect as of the Effective Date.

Section 3.2          Authority; Board Approval. Each Acquired Entity has all requisite organizational authority and power to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and, subject to, in the case of the consummation of the Merger by Holdings, adoption of this Agreement by the Requisite Member Vote, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Acquired Entity of this Agreement and any Transaction Document to which it is or will be a party at the Closing, and the consummation by each Acquired Entity of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of such Acquired Entity, including, in the case of Holdings, by the approval of the Board of Managers of Holdings (the “Board”) in accordance with the Holdings LLC Agreement. Delivery of the Written Consent shall constitute the Requisite Member Vote. No Member (as defined in the Holdings LLC Agreement) has any contractual rights to appraisal, dissenters’, or similar rights in connection with the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Holdings, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Holdings enforceable against Holdings in accordance with its terms. When each Transaction Document to which an Acquired Entity is or will be a party at the Closing has been duly executed and delivered by such Acquired Entity (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Acquired Entity, enforceable against it in accordance with its terms.

Section 3.3          No Conflict; Consents. Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the other Transaction Documents by any Acquired Entity, the compliance by any Acquired Entity with any of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby by Holdings do not and will not conflict with or (a) result in any violation or default under any Governing Document of any Acquired Entity in any material respect, (b) result in any violation under any Law applicable to any Acquired Entity, or require any filing with, consent, approval or authorization of, or notice to, any Governmental Entity, (c) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the equity interests of any Acquired Entity or (d) require consent under any Material Contract, except, in the case of (b), (c), or (d), in each case for such conflicts, violations or defaults as would not reasonably be expected to have a Material Adverse Effect.

Section 3.4          Governmental Authorization. Except as set forth in Schedule 3.3 and except for the filing of a pre-merger notification and report form under the HSR Act, if required, and the expiration or termination of any applicable waiting periods under the HSR Act, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by any Acquired Entity in connection with the execution, delivery and performance by any Acquired Entity of any Transaction Document to which it will be a party at the Closing, and the consummation by any Acquired Entity of the transactions contemplated thereby.

Section 3.5          Capitalization.

(a)          Schedule 3.5(a) sets forth the legal name, jurisdiction of formation and legal form of each Acquired Entity. Schedule 3.5(a) sets forth the authorized and outstanding Equity Interests of each Acquired Entity (collectively, the “Subject Interests”) and the name and number of Equity Interests held by each equityholder thereof as of the Effective Date.

(b)          The Subject Interests constitute all of the Acquired Entities’ respective Equity Interests. As of the Effective Date, Holdings directly or indirectly owns all of the Subject Interests (except for the Holdings Interests), in each case, free and clear of all Liens other than (i) Securities Liens and (ii) Liens arising under the Credit Facility. As of the Effective Date, to the Knowledge of Holdings, each Seller directly or indirectly owns all of its Holdings Interests free and clear of all Liens other than Securities Liens. Other than the Subject Interests, none of the Acquired Entities has any other authorized or issued Equity Interests.

(c)          The Equity Interests of each Acquired Entity are duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent such concepts are applicable to such Equity Interests), and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party.

(d)          Except for this Agreement and the transactions contemplated hereby and thereby, or as set forth on Schedule 3.5(d):

(i)          (A) there are no existing or outstanding options, restricted stock units, phantom equity, profits interests, stock appreciation rights, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar equity or equity-based awards or rights with respect to the Equity Interests of the Acquired Entities authorized, outstanding or in existence; and (B) without duplication of the foregoing, there are no options, warrants, convertible securities or other rights or Contracts of any character relating to the Equity Interests of the Acquired Entities or obligating any Acquired Entity to issue or sell any Equity Interests of the Acquired Entities; and

(ii)          none of the Acquired Entities is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person.

Section 3.6          Subsidiaries.

(a)          Except as set forth on Schedule 3.6(a), the Company Subsidiaries are the only Subsidiaries of Holdings and, as of the Closing, Holdings will have no Subsidiaries other than the Company Subsidiaries. There are no voting trusts, proxies, stockholder agreements, or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of any Company Subsidiary.

(b)          Other than as set forth on Schedule 3.6(a), none of the Acquired Entities owns or has the right to acquire, directly or indirectly, any Equity Interests in any Person.

(c)          As of the Closing Date, the Acquired Entities have no Liabilities relating to or resulting from the prior ownership of the Excluded Entities.

Section 3.7          Financial Statements.

(a)          Attached as Schedule 3.7(a) are copies of: (i) the audited consolidated balance sheet of Holdings as of December 31, 2025, and the related statements of operations and cash flows for the twelve months ended December 31, 2025; and (ii) the unaudited consolidated balance sheet of Holdings as of May 31, 2026 (the “Balance Sheet Date”), and the related statements of operations and cash flows for the five months then ended (the items described in the foregoing clauses (i) and (ii), collectively, the “Holdings Financial Statements”). Except as set forth on Schedule 3.7(a) and subject to the absence of footnotes and year-end adjustments with respect to any unaudited Holdings Financial Statements, the Holdings Financial Statements present fairly in all material respects the consolidated financial condition of Holdings, taken as a whole, as of the respective dates thereof, or the combined operating results of Holdings for the periods covered thereby, in each case in conformity with the Accounting Principles in all material respects.

(b)          Attached as Schedule 3.7(b) are copies of: (i) the audited consolidated balance sheet of TERM as of December 31, 2025, and the related statements of operations and cash flows for the twelve months ended December 31, 2025; and (ii) the unaudited consolidated balance sheet of TERM as of the Balance Sheet Date, and the related statements of operations and cash flows for the five months then ended (the items described in the foregoing clauses (i) and (ii), collectively, the “Term Financial Statements,” and together with the Holdings Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.7(b) and subject to the absence of footnotes and year-end adjustments with respect to any unaudited TERM Financial Statements, the TERM Financial Statements present fairly in all material respects the consolidated financial condition of TERM, taken as a whole, as of the respective dates thereof, or the combined operating results of TERM for the periods covered thereby, in each case in conformity with the Accounting Principles in all material respects.

(c)          Except as set forth on Schedule 3.7(c), no Acquired Entity has any Liabilities except (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto or on Schedule 3.7(a) or Schedule 3.7(b), (ii) Liabilities that have arisen after the Balance Sheet Date in the ordinary course of business, and which would not reasonably be expected to be material to the Acquired Entities, taken as a whole, (iii) Liabilities not required to be disclosed or reflected on financial statements prepared in accordance with the Accounting Principles, and (iv) Liabilities other than those described in clauses (i) through (iii) that would not reasonably be expected to be material to the Acquired Entities, taken as a whole.

(d)          The Acquired Entities have established and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of the Acquired Entities’ financial reporting and the preparation of financial statements in accordance with the Accounting Principles, (ii) that receipts and expenditures of the Acquired Entities are being made only in accordance with the authorization of the Acquired Entities’ management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Entities’ assets that could have a material effect on the Acquired Entities’ consolidated financial statements.

Section 3.8          Bank Accounts. Schedule 3.8 sets forth a true, correct, and complete list of all bank accounts, deposit accounts, securities accounts, and lock boxes maintained by or on behalf of any Acquired Entity as of the Effective Date, including the name and address of the applicable financial institution, the account number, and the names of all authorized signatories. No Acquired Entity maintains any bank account, deposit account, or investment account not set forth on Schedule 3.8. All funds held in such accounts are owned solely and beneficially by the applicable Acquired Entity, free and clear of all Liens other than Permitted Liens.

Section 3.9          Accounts Receivable. (a) All the accounts receivable of the Acquired Entities reflected on the Financial Statements represent bona fide claims and are not subject to any material dispute, set-off, counterclaim or defense, and (b) except as set forth on Schedule 3.9, no material accounts receivable have been sold, factored, or pledged other than in the ordinary course of business.

Section 3.10          No Material Adverse Effect. Except as set forth on Schedule 3.10, since the Balance Sheet Date, there has been no Material Adverse Effect.

Section 3.11          Properties and Related Matters. Schedule 3.11(a) lists all Leases. True and complete copies of such Leases, including all amendments thereto, have been made available to Buyer. The Leases are free and clear of all Liens, except, in each case, for (a) Permitted Liens, (b) any Liens reflected on any Financial Statements, and (c) any Liens reflected in Schedule 3.11(b). Each Lease to which an Acquired Entity is a party (x) is a legal and binding obligation of such Acquired Entity and, to the Knowledge of Holdings, the other relevant parties thereto and (y) is in full force and effect, enforceable against such Acquired Entity and, to the Knowledge of Holdings, the other parties thereto, in accordance with the terms thereof. The Acquired Entities do not own, in whole or in part, any real property interests in fee simple.

Section 3.12          Tax Matters. Except as set forth on Schedule 3.12:

(a)          Each of the Acquired Entities has duly and timely filed all material Tax Returns required to be filed by it pursuant to applicable Laws, and all such Tax Returns are true, accurate, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each of the Acquired Entities has timely paid all material amounts of Taxes due and payable by it (whether or not shown on any Tax Return).

(b)          All Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with the Accounting Principles in all material respects; and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the applicable Acquired Entity in accordance with the Accounting Principles in all material respects. Since the Balance Sheet Date, no Acquired Entity has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)          Each of the Acquired Entities has withheld and, in material compliance with applicable Law, has timely paid over to the proper Taxing Authority all material amounts of Taxes (or properly set aside in accounts for such purpose) required to have been collected, withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, equityholder, member or other third-party, and has complied in all material respects with all reporting requirements applicable to such collection, payment and withholding under applicable Law.

(d)          Each of the Acquired Entities has complied with all its obligations to collect and remit to the proper Taxing Authority all material sales, use, gross or net receipts, value-added and similar Taxes in material compliance with applicable Law or has maintained, in material compliance with applicable Law, documentation necessary to establish any exemptions therefrom.

(e)          No written claim has ever been made by a Taxing Authority in a jurisdiction where any of the Acquired Entities does not file Tax Returns that such Acquired Entity or its assets is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No Acquired Entity (i) has ever engaged in a trade or business in any country other than its country of incorporation; or (ii) has (or has ever had) a permanent establishment in any country other than its country of incorporation.

(f)          In the last three (3) years, none of the Acquired Entities has been audited by any federal, state or local Taxing Authority, and there are currently no audits, claims, assessments, levies, administrative or judicial Tax proceedings pending or proposed in writing against any Acquired Entity concerning Taxes or Tax Returns or in respect of any of their assets, and no such audits, claims, assessments, levies, administrative or judicial Tax proceedings have been threatened in writing. All deficiencies asserted and assessments for Taxes of any Acquired Entity have been fully paid. There has been no ruling requested from any Taxing Authority by or on behalf of any Acquired Entity or its assets with respect to Taxes.

(g)          None of the Acquired Entities has waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any of the Acquired Entities or in respect of its assets, and there is no power of attorney that was given by or binding on any Acquired Entity with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired, in each case, which extension or power of attorney is currently in effect. No Acquired Entity is currently the beneficiary of any extension of time within which to file any material Tax Return, and no material Tax Return related to any asset thereof is subject to any extension of time within which to file, in each case other than applicable extensions validly obtained in the ordinary course of business.

(h)          There are no Liens (other than Permitted Liens) for Taxes upon any of the assets of any Acquired Entity (or any Equity Interest therein).

(i)          No Acquired Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any of the following: (i) change in method of accounting or improper use of any method of accounting of any Acquired Entity for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of other applicable Law) or other agreement with any Governmental Entity filed or executed by any Acquired Entity on or prior to the Closing Date; (iii) an installment sale or open transaction made by any Acquired Entity on or prior to the Closing Date; (iv) any prepaid amount received or deferred revenue received or accrued on or prior to the Closing Date; (v) an intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of other applicable Law), (vi) an election under Section 108(i) of the Code; or (vii) the use of any method of accounting that defers the recognition of income to any Post-Closing Tax Period. No Acquired Entity has made an election under Section 965(h) of the Code pursuant to which Buyer or any Acquired Entity would be required to make any payment after the Closing Date.

(j)          No asset of any Acquired Entity (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, including as a result of a lease to a “tax-exempt person”; (ii) is “tax-exempt bond financed property” within the meaning of Code Section 168(g); (iii) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code; (iv) is subject to a “section 467 rental agreement” as defined in Section 467 of the Code; or (v) is subject to application of Section 197(f)(9) of the Code.

(k)          Each Acquired Entity has materially complied and is in material compliance with all applicable transfer pricing Laws. No Acquired Entity has been a party to any cost sharing agreement subject to the provisions of Treasury Regulations Section 1.482-7.

(l)          No election has been made under applicable state or local income Law by or with respect to any Acquired Entity pursuant to which such Acquired Entity will incur or otherwise be liable for any state or local income Taxes under applicable state or local income Tax Laws that would have been borne (in whole or in part) by the direct or indirect equity owners of such Acquired Entity had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

(m)          No Acquired Entity (i) is or has ever been a member of a consolidated, combined, affiliated, unitary or other group for Tax purposes (other than a group, the common parent of which is an Acquired Entity); (ii) is a party to, is bound by, or has any liability to another Person under any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than pursuant to customary provisions in commercial agreements a principal purpose of which is not related to Taxes); or (iii) has any Liability for Taxes of any Person (other than another Acquired Entity) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as transferee or successor, by assumption or Contract, or otherwise by operation of applicable Law.

(n)          All of the assets of each Acquired Entity have been listed and described on the property tax rolls for all periods prior to and including the Closing Date in material compliance with applicable Law and no material assets of an Acquired Entity constitute omitted or unclaimed (escheat) property for property Tax purposes, including, for the avoidance of doubt, any uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances.

(o)          None of the assets of any Acquired Entity is subject to any Tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(p)          No Acquired Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor regulations) or any other transaction requiring disclosure under an analogous provision of state, local or non-U.S. Law.

(q)          No Acquired Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any corresponding or similar provision of applicable Law).

(r)          No Acquired Entity (other than Twin Eagle Services Company Holdings, LLC, which has elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes) has filed an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) to change its classification for U.S. federal income tax purposes. Accordingly, (i)  each of Holdings and Twin Eagle Services Company LLC, is, and has been since its formation, properly classified a partnership for U.S. federal income tax purposes; (ii) Twin Eagle Services Company Holdings, LLC is, and has been since its formation, properly classified as a U.S. corporation for U.S. federal income tax purposes; (iii) each of Twin Eagle Liquid Gas Products S. de R.L. de C.V., Twin Eagle Energy Marketing Mexico S. de R.L. de C.V., Twin Eagle Power Marketing Mexico S. de R.L. de C.V., and TELG Liquids Mexico Servicios S. de R.L. de C.V. is, and has been since its formation, properly classified as a non-U.S. corporation for U.S. federal income tax purposes; and (iv) each of the Acquired Entities (other than the Acquired Entities listed in clauses (i), (ii) and (iii) above) is, and has been since its formation, properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(s)          As of the Effective Date and as of the Closing Date, the accounting book value of the Subject Interests does not derive, directly or indirectly, more than fifty percent (50%) from real property (bienes inmuebles) located within Mexico, within the meaning of, and for purposes of, Article 161 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta).

(t)          Holdings does not have a permanent establishment in Mexico for purposes of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) or any applicable tax treaty.

For purposes of this Section 3.12, references to an Acquired Entity shall include any Person that has merged with or into such Acquired Entity prior to the Closing or for which such Acquired Entity is otherwise treated as a transferee, successor, or continuation of under applicable Tax Law.

Section 3.13          Contracts.

(a)          Except as set forth on Schedule 3.13(a), as of the Effective Date, no Acquired Entity is a party to, or bound by, any:

(i)          Contract relating to Indebtedness for Borrowed Money and Contracts relating to Indebtedness in an amount exceeding $25,000,000;

(ii)          license or royalty or other Contract with respect to any Proprietary Rights to which any Acquired Entity is a party as grantee, assignee, or licensee or grantor, assignor, or licensor (other than Contracts relating to commercially available off-the-shelf software licensed to an Acquired Entity on standard terms and conditions for no more than $150,000 annually or Contracts containing a non-exclusive license to Proprietary Rights that is ancillary to the purpose of the transaction) or pursuant to which any Acquired Entity is subject to any restriction on its right to use, assert, or exploit any Owned IP (including any coexistence or settlement agreement);

(iii)          Contract that provides for aggregate future payments to or from an Acquired Entity in excess of $5,000,000 in any calendar year;

(iv)          joint venture or partnership agreement;

(v)          other than this Agreement, Contract for the sale, transfer or acquisition of any material asset, Equity Interest or business of Holdings (other than those providing for sales, transfers or acquisitions of assets in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any asset, Equity Interest or business of any Acquired Entity, in each case, under which there are material outstanding obligations of any Acquired Entity;

(vi)          Contract that contains a provision (A) expressly prohibiting or materially restricting any Acquired Entity from competing in any jurisdiction or line of business, (B) granting the counterparty exclusivity or similar rights or (C) containing a “most favored nation” provision or rights of first refusal or offer or preferential rights to purchase any assets or properties or similar rights binding on any Acquired Entity;

(vii)          Contract involving the settlement of any material Proceeding or threatened material Proceeding;

(viii)          all Derivative Contracts for which the term is longer than one month and the aggregate value exceeds $5,000,000;

(ix)            Contract with an Energy supplier, Energy producer, Energy end user, utility, independent system operator, regional transmission organization, pipeline transportation or storage service provider, local distribution company, or other counterparty providing for the purchase or sale of Energy, or Energy supply, capacity, transmission, transportation, storage, or distribution services with a remaining term exceeding twelve (12) months and an aggregate annual value exceeding $5,000,000;

(x)            Contract under which any Acquired Entity has made advances or loans to any other Person (other than (A) any such Contract involving advances made to an employee or service provider of the Acquired Entities in the ordinary course of business or (B) any accounts receivable incurred in the ordinary course of business);

(xi)            Contract with an Affiliate (other than intercompany Contracts solely between or among the Acquired Entities); or

(xii)            Contract with a Governmental Entity for the purchase or sale of Energy, or Energy supply, capacity, transmission, transportation, storage or distribution services with an aggregate annual value exceeding $1,000,000.

(b)            Except as specifically disclosed on Schedule 3.13(b), as of the Effective Date, each Contract listed on Schedule 3.13(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Acquired Entity and, to the Knowledge of Holdings, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. No Acquired Entity is in material breach of or material default under any Material Contract, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default by any Acquired Entity. No Acquired Entity has received written notice of any material default or breach by any counterparty of, or any intention by any counterparty to cancel, terminate or not renew, or to renegotiate any material terms of, any Material Contract. True, correct and complete copies of all Material Contracts (including any amendments thereto) have been made available to Buyer.

Section 3.14          Proprietary Rights.

(a)            Except as would not reasonably be expected to be material to the Acquired Entities, taken as a whole, (i) the Acquired Entities solely and exclusively own all of the Registered IP and other Owned Proprietary Rights and own or have a valid and continuing right to use, as used in the conduct of the Business of each of the Acquired Entities as currently conducted, all other Proprietary Rights and IT Assets used (or held for use) in or necessary for the conduct of the Businesses of the Acquired Entities (the “Company Proprietary Rights”), in each case, free and clear of all Liens (other than Permitted Liens), and (ii) none of the foregoing will be adversely impacted by (nor will any require consent, notification, waiver, or payment or grant of additional amounts or considerations as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)            Schedule 3.14(b) sets forth a complete and accurate list of the following Proprietary Rights owned by any Acquired Entity: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; (iii) registrations and applications for registration of any Trademarks; (iv) domain name registrations and material social media accounts (collectively, (i)-(iv) the “Registered IP”); (v) material Company Software and (vi) material unregistered Trademarks. Except as set forth on Schedule 3.14(b), (x) all Proprietary Rights owned by any Acquired Entity that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and (y) all Registered IP is valid, enforceable and subsisting. No Acquired Entity is subject to any outstanding order that would restrict its use or ownership of any Proprietary Rights, or would impair the validity or enforceability of any Owned IP.

(c)            (i) Except as set forth on Schedule 3.14(c) or as would not reasonably be expected to be material to the Acquired Entities, taken as a whole, in the prior six (6) years: (A) no written claim contesting the validity, enforceability, registrability, patentability, use or ownership of any Company Proprietary Rights has been received by any Acquired Entity or any of their Affiliates and, to the Knowledge of Holdings, none is threatened (and there is no such Proceeding pending); (B) no Acquired Entity nor the conduct of its business has infringed, misappropriated or otherwise violated any Proprietary Rights of any third party (nor is doing so currently); and (C) no Acquired Entity has received any written notices of any infringement or misappropriation of any Proprietary Rights of any third party (including any invitations or offers to license) and there is no Proceeding pending (or to the Knowledge of Holdings, threatened) alleging any of the foregoing, and (ii) to the Knowledge of Holdings, no third party is infringing, misappropriating or otherwise violating the Owned Proprietary Rights.

(d)            Except as would not reasonably be expected to be material to the Acquired Entities, taken as a whole, each of the Acquired Entities has taken commercially reasonable steps to (i) maintain and protect the Owned IP, (ii) maintain and protect the confidentiality of their Trade Secrets, and (iii) ensure that all Persons (including all past and current employees, consultants, and contractors) who are involved in the development of Proprietary Rights for any Acquired Entity have validly and presently assigned all applicable Proprietary Rights to the Acquired Entities (or all such rights vest in an Acquired Entity by operation of law), and irrevocably waived all moral and all other non-assignable rights in favor of the Acquired Entities. No material Trade Secrets have been disclosed (or authorized or threatened to be disclosed) to any third Person other than pursuant to the terms of valid, enforceable, written confidentiality agreements that are in full force and effect, not breached.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Company Software is subject to Copyleft Terms; (ii) with respect to any Open Source Materials that are or have been used by any Acquired Entity in any way, each of the Acquired Entities has been and is in compliance with all applicable licenses with respect thereto; (iii) none of the Acquired Entities, or any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Software, except for disclosures to employees, independent contractors, or consultants under binding written agreements that prohibit use or disclosure except in the performance of services to an Acquired Entity; and (iv) no event (including execution) has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, require any Acquired Entity, or an escrow agent to deliver or disclose to any Person any such source code who is not an employee, independent contractor or consultant of an Acquired Entity. Neither the Acquired Entities nor any third Person on behalf of any of the Acquired Entities owns any artificial intelligence or machine learning technologies that are material to the Acquired Entities’ businesses.

(f)            Except as would not reasonably be expected to be material to the Acquired Entities, taken as a whole, the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in or give rise under any circumstances to any license, transfer, assignment, grant of rights, restriction, Lien, covenant, transaction or obligation to do any of the foregoing or otherwise enter into any other transaction, in each case, in, to, or relating to any Proprietary Rights of Buyer or any Affiliate of Buyer.

(g)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Acquired Entities has all necessary rights to use all computers, computer systems and other information technology, including the Software, hardware, networks, platforms, third-party cloud, managed hosting, datacenter, servers, workstations, routers, hubs, switches, data, databases, collections of data, data communications lines, websites (including the content thereon), devices, information technology equipment, archival, backup, disaster recovery, business intelligence, code repositories, and related equipment, assets, and systems (collectively “IT Assets”), in each case, owned, leased, licensed or otherwise used or relied on by or for such Acquired Entity in the conduct of its business (collectively, the “Company Systems”) and have complied in all material respects with the terms and conditions of the agreements corresponding to such Company Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Systems (i) constitute all IT Assets used in and necessary for the operation of the businesses of the Acquired Entities, (ii) are adequate, sufficient and satisfactory for, and operate and perform in material conformance with their documentation and functional specifications; and (iii) operate and perform in all material respects as currently required and as currently contemplated to be required to conduct and operate the businesses of the Acquired Entities. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Software and Company Systems (i) are free from any material software defect; and (ii) do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to materially adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any computer, Software or other IT Assets. Each of the Acquired Entities has implemented reasonable backup, anti-virus, security and disaster recovery technology, policies and procedures.

Section 3.15          Data Security and Privacy.

(a)            The Acquired Entities are, and have for the past two (2) years been, in compliance in all material respects with all applicable Laws, external-facing policies of the Acquired Entities, and applicable provisions of Contracts to which any Acquired Entity is bound, in each case (of such Laws, policies, and Contract provisions) to the extent relating to privacy, data security and data protection.

(b)            Within the past two (2) years, no Acquired Entity has received any written notice of any claims, investigations or alleged violations of Law or Contract with respect to the processing of personal data or information security-related incidents, nor has any Acquired Entity been notified in writing, or been required by Law or Contract to notify in writing, any person or entity of any personal data or information security-related incident involving material unauthorized access to or use or disclosure of personal data stored in the Company Systems.

(c)            The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in any material violation of any applicable data privacy or cybersecurity Laws.

(d)            Each Acquired Entity has implemented commercially reasonable measures and practices (including with respect to selection of, and contracting with, applicable vendors) (i) regarding the confidentiality, integrity and availability of personal data in its possession, custody or control, or held or processed on its behalf, and (ii) regarding the integrity and availability of the information technology, operational technology, and software applications the Acquired Entities own, operate or outsource.

(e)            Within the past two (2) years, (i) no Acquired Entity has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology, and software applications any Acquired Entity owns, operates or outsources, and, (ii) there has been no material loss, damage or unauthorized access, disclosure, use or breach of security of any personal data in the possession, custody or control of any Acquired Entity, or otherwise held or processed on its behalf.

Section 3.16          Proceedings. Except as set forth on Schedule 3.16, as of the Effective Date, there are no Proceedings pending or, to the Knowledge of Holdings, threatened against any Acquired Entity before any Governmental Entity.

Section 3.17          Brokerage. Except for arrangements for which Holdings shall be solely responsible or that will be included in the calculation of Outstanding Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Acquired Entity.

Section 3.18          Benefit Plans.

(a)            Schedule 3.18(a) sets forth a complete list of each material Employee Benefit Plan. Other than as listed on Schedule 3.18(a), no material Employee Benefit Plan is maintained outside of the jurisdiction of the United States or covers any employees, individual independent contractors, or other non-employee service providers of any Acquired Entity who reside or work outside of the United States.

(b)            With respect to each material Employee Benefit Plan, Holdings has delivered or made available to Buyer or its representatives copies of, to the extent applicable, (i) all documents embodying such Employee Benefit Plan, including all amendments thereto and all related trust documents, insurance contracts or other funding vehicles (or, if such Employee Benefit Plan is unwritten, a written summary of its material terms), (ii) the most recent summary plan description for such Employee Benefit Plan required pursuant to Section 102 of ERISA, together with any summaries of material modifications thereto, (iii) the most recent annual actuarial valuation, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and any pending request for such a determination letter, (v) the three (3) most recent annual reports on Form 5500 (or 990 series, as applicable) (or analogous non-US filing) and all schedules and financial statements attached thereto filed with the Internal Revenue Service, (vi) all material, non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Employee Benefit Plan and (vii) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests).

(c)            Except as would not reasonably be expected to be material to the Acquired Entities, taken as a whole: (i) each Employee Benefit Plan has been administered in accordance with its terms and all applicable Laws, including, to the extent applicable, ERISA and the Code; (ii) all benefits, contributions and premiums required to be made or paid with respect to any Employee Benefit Plan on or before the Effective Date have been timely made or paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP; and (iii) each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has an application for a determination or opinion letter pending or has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and, in each case, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any related trust; (iv) no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and no breach of fiduciary duty, has occurred with respect to any Employee Benefit Plan that could subject such Employee Benefit Plan, any fiduciary thereof or any Acquired Entity to any liability or penalty imposed under Section 502 of ERISA or excise tax imposed under Section 4975 of the Code; and (v) each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder.

(d)            No Employee Benefit Plan is a pension plan that is subject to Title IV of ERISA or Section 412 of the code and none of the Acquired Entities and their respective ERISA Affiliates has sponsored or contributed to or been required to contribute to, or otherwise has or has had any Liability with respect to, (i) a multiemployer plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years, (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), (iv) except as set forth on Schedule 3.18(d), an “employee life and health trust” as such term is defined in the Tax Act, or (v) except as set forth on Schedule 3.18(d), a “health and welfare trust” within the meaning of the Canada Revenue Agency Income Tax Folio S2-F1-C1. No Employee Benefit Plan provides post-retirement health, welfare or life insurance benefits to current or former employees or other service providers of any Acquired Entity other than health continuation coverage pursuant to COBRA at the participant’s sole cost (other than as required to be paid by the employer pursuant to the American Rescue Plan Act of 2021 or under an employment agreement, offer letter or severance agreement, plan or policy requiring Holdings or any of its Subsidiaries to pay or subsidize COBRA premiums after the Closing Date for a terminated employee or the employee’s dependents for a period of six (6) or fewer months).

(e)            Except as would not reasonably be expected to be material to the Acquired Entities, taken as a whole, with respect to the Employee Benefit Plans, (i) as of the Effective Date, no actions, audits, investigations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Holdings, threatened, and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, audits, investigations, suits or claims.

(f)            Except as set forth on Schedule 3.18(f), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of any of the Acquired Entities to any material compensation or benefits, including any severance pay, (ii) increase the compensation or benefits otherwise payable to any such individual, or entitle any such individual to new or additional compensation or benefits (including severance payments or benefits), (iii) require a contribution or payment by any Acquired Entity to any Employee Benefit Plan, (iv) result in the acceleration of the time of payment, funding or vesting of any compensation or benefit under any Employee Benefit Plan or otherwise, or (v) limit or restrict the ability of any Acquired Entity to amend or modify any Employee Benefit Plan in accordance with its terms.

(g)            Neither the execution and delivery of this Agreement, equityholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (including the passage of time), as of the Closing, constitute an event that may result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)            Except as set forth on Schedule 3.18(h), none of the Acquired Entities has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or the excise Tax under Section 4999 of the Code.

Section 3.19          Labor Relations.

(a)            Schedule 3.19(a) sets forth, with respect to each current employee, individual independent contractor and other individual service provider of any Acquired Entity, including any such individual who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, (i) the name of such individual and his or her worker classification, location (if in the United States, by state) and employing entity, (ii) such individual’s title, (iii) whether such individual is on an approved leave of absence and, if applicable, the type of leave (e.g., disability, workers’ compensation, family or other leave protected by applicable Law) and the anticipated date of return to full service and (iv) if any such individual is employed or engaged by any Acquired Entity pursuant to a work visa or permit, the type of visa or permit and term thereof. Holdings has separately provided to Buyer, with respect to each current employee, individual independent contractor and other individual service provider of any Acquired Entity, including any such individual who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, such individual’s last three years annual compensation, including base salary and bonus, for the last three years as of the date of this Agreement.

(b)            Except as set forth on Schedule 3.19(b), as of the date of this Agreement and except for agreements mandated by applicable Law, none of the Acquired Entities is a party to any collective bargaining agreement. No employees of any Acquired Entity are represented by any labor union or other labor organization. To the Knowledge of Holdings, there are no activities or proceedings of any labor union or other labor organization to organize any employees of any Acquired Entity. No pending demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(c)            Except as set forth on Schedule 3.19(c) or as would not reasonably be expected to be material to the Acquired Entities, taken as a whole, (i) there have not been any representation questions, arbitration proceedings, labor strikes, slowdowns or stoppages, labor grievances or other labor disputes pending or, to the Knowledge of Holdings, threatened, with respect to the employees of any Acquired Entity, (ii) each of the Acquired Entities is, and has been during the twelve (12)-month period prior to the date of this Agreement, in compliance with all applicable Laws relating to employment and employment practices, the classification of employees, workers’ compensation, occupational safety and health, wages, hours, collective bargaining, unlawful discrimination, civil rights, affirmative action, immigration, employee and data privacy, profit-sharing obligations, subcontracting regulations, terms and conditions of employment, payment and withholding of wages and Taxes and plant closing or mass layoffs, (iii) as of the date of this Agreement, there are no actions with respect to or relating to the Acquired Entities pending or, to the Knowledge of Holdings, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) no individual who has performed services for any Acquired Entity has been improperly excluded from participation in any Employee Benefit Plan, and none of the Acquired Entities has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer, (v) none of the Acquired Entities is engaged in, and in the last six (6) years has not engaged in, any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to the Acquired Entities, taken as a whole, (vi) there is no unfair labor practice charge against any Acquired Entity pending or, to the Knowledge of Holdings, threatened before the National Labor Relations Board or any similar labor relations authority that could reasonably be expected to result in any material liability to the Acquired Entities, taken as a whole, and (vii) none of the Acquired Entities has incurred any liability or obligation under the WARN Act that remains unsatisfied.

(d)            There is no pending or, to the Knowledge of Holdings, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Acquired Entity that could reasonably be expected to result, individually or in the aggregate, in any material liability the Acquired Entities, taken as a whole.

(e)            No Key Employee of any Acquired Entity has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the transactions contemplated by this Agreement.

(f)            No Key Employee of any Acquired Entity is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement with any Seller or any of Affiliate of a Seller that would materially restrict the performance of such Person’s employment duties with any Acquired Entity or the ability of any Acquired Entity to conduct its business.

(g)            During the past five (5) years, (i) no allegations of sexual harassment or sexual misconduct have been made, or threatened to be made, or investigated by or on behalf of any Acquired Entity, against or involving any current or former officer, director or other senior executive or key employee of any Acquired Entity by any current or former officer, employee or independent contractor of any Acquired Entity in such individual’s capacity as a service provider to any Acquired Entity, and (ii) none of the Acquired Entities has entered into any settlement agreement resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other senior executive or key employee in such individual’s capacity as a service provider to any Acquired Entity.

Section 3.20          Insurance. As of the Effective Date, (a) the Acquired Entities have in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.20 and (b) each such policy (each an “Insurance Policy”) is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. True, correct and complete copies of each Insurance Policy have been made available to Buyer. Other than as set forth on Schedule 3.20, there is no material open insurance claim on any Insurance Policy. As of the Effective Date, no Acquired Entity has received written notice under any Insurance Policy denying or disputing any material claim (or coverage with respect thereto) made by an Acquired Entity or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy (other than any Insurance Policy that has been replaced by a policy with comparable coverage prior to the date of such termination or cancellation), in each case, at any time during the twelve (12)-month period ending on the Effective Date.

Section 3.21          Compliance with Laws; Permits.

(a)            Except as set forth on Schedule 3.21(a) or as would not reasonably be expected to be material to the Acquired Entities, taken as a whole, each Acquired Entity is in compliance with all applicable Laws, and no written, or to the Knowledge of Holdings, oral, notices have been received by any Acquired Entity from any Governmental Entity alleging a violation of any such Laws, and no investigation by any Governmental Entity regarding any such Law is pending or threatened in writing. Except as set forth on Schedule 3.21(a) or as would not reasonably be expected to be material to the Acquired Entities, taken as a whole, the Acquired Entities have obtained all Permits required by applicable Laws for the ownership and use of their assets and properties and the conduct of their Business as currently conducted and are in compliance with all terms and conditions of such Permits, and all such Permits are in full force and effect. Except as disclosed in Schedule 3.21(a), no Proceeding is pending or, to the Knowledge of Holdings, threatened to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to be material to the Acquired Entities, taken as a whole.

(b)            Schedule 3.21(b) sets forth a complete and accurate list of all material Permits, licenses, authorizations, consents and approvals of Governmental Entities that are held by the Acquired Entities as of the date of this Agreement and that are required to operate or conduct the Business, including without limitation all retail energy provider licenses, MBR Authority, and state public utility commission registrations. All such Permits, licenses, authorizations, consents and approvals are in full force and effect, and no Acquired Entity has received any written notice of any pending or threatened suspension, revocation, or material modification of any such Permit, license, authorization, consent or approval, except as set forth on Schedule 3.21(b).

(c)            During the past five (5) years, neither the Acquired Entities, nor any directors, officers, managers or employees of any Acquired Entity, nor, to the Knowledge of Holdings, their respective agents, contractors or any other Person acting on behalf of any Acquired Entity (in each case acting in their capacity as such), has (i) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence payment, kickback, or other unlawful payment of anything of value to any Person, (ii) established or maintained any funds or assets that have not been recorded in the books and records of any Acquired Entity, or (iii) otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other applicable anti-corruption or anti-bribery law (collectively, “Anti-Corruption Laws”).

(d)            During the past five (5) years, the Acquired Entities, their respective directors, officers, managers and employees, and, to the Knowledge of Holdings, their respective agents, contractors and any other Person acting on behalf of the Acquired Entities (in each case acting in their capacity as such) have complied in all material respects with applicable Anti-Corruption Laws. No Proceeding involving any Acquired Entity is, or in the past five (5) years has been, pending or threatened in writing in connection with applicable Anti-Corruption Laws.

(e)            No Acquired Entity, nor any of their respective directors, officers, managers, nor to the Knowledge of Holdings, employees or agents of the Acquired Entities, is or has been a Sanctioned Person, or has engaged in, or is now engaged in, any dealings or transactions with, or for the benefit of, any Sanctioned Person in violation of applicable Sanctions in any material respects, or has otherwise violated applicable Sanctions in any material respect.

Section 3.22          Environmental Matters. Except as set forth in Schedule 3.22 or as would not reasonably be expected to be material to the Acquired Entities, taken as a whole:

(a)            the Acquired Entities are, and for the last three (3) years have been, in compliance with all Environmental Laws, and the Acquired Entities possess and are in compliance with all Environmental Permits required for the operation of the business as it is currently being conducted, and no Proceeding is pending or threatened to suspend, revoke, withdraw, modify or limit any such Environmental Permit in a manner that has materially impaired or would reasonably be expected to materially impair the ability of any Acquired Entity to timely perform its obligations hereunder or timely consummate the transactions contemplated hereby;

(b)            none of the Acquired Entities is subject to any outstanding order from, or any written agreement with, any Governmental Entity under any Environmental Laws requiring remediation or removal of any Release of Hazardous Materials or the payment of any fine or penalty in connection therewith;

(c)            none of the Acquired Entities is subject to any action that is pending or, to the Knowledge of Holdings, threatened, alleging that an Acquired Entity has failed to comply with or is subject to Liability under any Environmental Law;

(d)            none of the Acquired Entities has assumed by contract or provided an indemnity for any material Liability or obligation of any other Person relating to any Environmental Law or Hazardous Materials;

(e)            none of the Acquired Entities has treated, stored, transported, arranged for the disposal of, or Released any Hazardous Materials in such manner as has given or would reasonably be expected to give rise to any Liabilities, including any investigative, removal, or remedial obligations, under Environmental Laws; and

(f)            Holdings has made available to Buyer copies of all environmental assessments and Environmental Permits prepared or received in the last three years concerning any actual or alleged material Liability or obligation of any Acquired Entity under Environmental Law or concerning environmental conditions at any of the Leased Real Property.

Section 3.23          Assets. Each of the Acquired Entities holds good and valid title to all of its assets, or a valid leasehold interest in, or other valid right to use, all of the assets and properties used or held for use in the operation of the Business, in each case reflected on the Financial Statements or acquired after the Balance Sheet Date (except personal property or interests in personal property that are not material to the Business of the Acquired Entities or that were sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or, with respect to leased personal property, valid leasehold interests in such personal property which afford the Acquired Entities valid leasehold possession of the personal property that is the subject of such leases, in each case free and clear of all Liens, except, in each case, for (a) Permitted Liens, (b) such Liens or other imperfections of title as are not, in the aggregate, reasonably likely to be material to the operations of the Acquired Entities, taken as a whole, (c) any Liens reflected on any Financial Statements, and (d) any Liens reflected in Schedule 3.23. All such assets and properties are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Effective Date, in all material respects.

Section 3.24          FERC Compliance. Except as set forth on Schedule 3.24:

(a)            Each of the Acquired Entities is, and has been for the past five (5) years, in compliance with the FPA, NGA, and all FERC rules, orders and regulations that are applicable to each such Acquired Entity’s Business in all material respects, including without limitation FERC’s rules, regulations, policies and orders governing the use or release of interstate natural gas pipeline or storage capacity.

(b)            None of the Acquired Entities is a “Natural-gas company” under the NGA or “interstate pipeline company” that transports natural gas in interstate commerce.

(c)            TERM has MBR Authority and such MBR Authority is in full force and effect. TERM fully complies in all material respects with all of FERC’s requirements to hold and retain such MBR Authority, including the requirement to timely file with FERC any required change-in-status notices pursuant to 18 C.F.R. § 35.42, Electric Quarterly Reports as required by 18 C.F.R. 35.10b, and other ongoing MBR compliance obligations.

(d)            In the past five (5) years, the Acquired Entities have not received any written notice from FERC of any pending, threatened or anticipated complaints, investigations, proceedings, enforcement actions or penalty assessments relating to any failure of the Acquired Entities to comply in all material respects with FERC’s rules and regulations.

Section 3.25          Affiliate Transactions. Except for employment agreements, the Governing Documents of each Acquired Entity, or as disclosed in Schedule 3.25, there are no loans, Leases, commitments, guarantees, agreements or other transactions or arrangements (oral or written) between any Acquired Entity, on the one hand, and any of Holdings’ Affiliates (other than the Acquired Entities) or any current or former director, officer, limited partner, member or employee of such Acquired Entity, Holdings, or any immediate family member or Affiliate of any of the foregoing, on the other hand.

Section 3.26          Credit Support Obligations. Schedule 3.26 sets forth a true, correct and complete list, as of the Effective Date, of all material letters of credit, guarantees, surety, performance bonds, escrow arrangement, cash collateral, security arrangement or other credit support issued by, or for the account of, any Acquired Entity in excess of, with respect to each trading relationship, $20,000,000 (each, a “Credit Support Obligation” and collectively, “Credit Support Obligations”), including with respect to each such Credit Support Obligation (a) the identity of the issuer and beneficiary, (b) the face amount or maximum exposure, (c) whether such Credit Support Obligation is drawn or undrawn (and, if drawn, the amount drawn and outstanding as of the Effective Date), (d) the expiration date and (e) the underlying obligation or Contract to which such Credit Support Obligation relates.

Section 3.27          Anti Money Laundering. The Acquired Entities and each of their officers, directors, employees, and agents or other third parties acting for or on behalf of any Acquired Entity is and has been for the past five (5) years, in compliance with all AML Laws except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Acquired Entities.  There are not now and have not been in the last five (5) years any action or written notice of any pending action relating to AML Laws, nor is any such action pending or threatened.  In the last five (5) years, no Acquired Entity has been charged, prosecuted, audited, or investigated for any actual or potential violation of any AML Laws. Nor, during the last five (5) years, has any Acquired Entity conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental entity with respect to any alleged act or omission arising under or relating to any material noncompliance with any AML Laws. The Acquired Entities have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

Section 3.28          Forward Positions.

(a)            Schedule 3.28(a) sets forth a true and accurate representation in all material respects of all of the Acquired Entities’ forward positions by year and primary pricing curve as of the close of business on the last Business Day prior to the Effective Date (the “Forward Book”).

(b)            As of the Effective Date, the Acquired Entities do not have any material Derivative Contracts that are not accounted for in the Forward Book.

Section 3.29          Derivatives. No Acquired Entity is, or is required to be, registered with the U.S. Commodity Futures Trading Commission, the National Futures Association or the Securities and Exchange Commission in any capacity, including as a “swap dealer,” “security-based swap dealer,” “major swap participant,” “major security-based swap participant,” “introducing broker,” “commodity trading advisor,” “commodity pool operator,” “futures commission merchant,” “floor broker” or “floor trader,” and no Acquired Entity is relying on any exception, exemption or exclusion from any requirement to register as an “introducing broker,” “commodity trading advisor,” or “commodity pool operator.”

Section 3.30          Absence of Certain Changes or Events. Except as set forth in Schedule 3.30, since the Balance Sheet Date, (a) each of the Acquired Entities has conducted its Business in the ordinary course of business in all material respects (other than with respect to the sale process in connection with the transactions contemplated by this Agreement), (b) there has been no material damage, destruction or casualty loss (other than those covered by insurance or for which repairs have been completed) with respect to any material assets or properties of the Acquired Entities, (c) no member of the Acquired Entities has acquired or divested any business or Person, by merger or consolidation, purchase of substantial assets or Equity Interests, or sale, or by any other manner, in a single transaction or series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing, (d) there has been no material change by any member of the Acquired Entities in accounting principles, practices and methods except as required by Law or GAAP, and (e) solely as of the Closing Date, no Acquired Entity has taken any action from and after the Effective Date that would require the written consent of Buyer under Section 5.1(a) unless such written consent has been provided by Buyer.

Section 3.31          Exclusive Representations and Warranties. The representations and warranties made in this Article III (as qualified by the Disclosure Schedules) are the exclusive representations and warranties made by Holdings with respect to the Acquired Entities, including the assets of each of them and their respective businesses, operations and activities, or the subject matter of this Agreement and (a) Holdings hereby disclaims any other express or implied representations or warranties made by any Person with respect to the Acquired Entities or with respect to the subject matter of this Agreement and (b) Holdings is not, directly or indirectly, and no other Person on behalf of Holdings is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Acquired Entities. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in this Article III and the Disclosure Schedules relating thereto), it is understood that any other materials, including any due diligence materials, made available to Buyer or its Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Holdings or its Affiliates or their respective representatives.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

As an inducement to Holdings and Seller Representative to enter into this Agreement and consummate the transactions contemplated hereby, each of Buyer and Merger Sub hereby represents and warrants to Holdings and Seller Representative as follows:

Section 4.1          Organization; Authority; Enforceability.

(a)            Each of Buyer and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Buyer and Merger Sub and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and Merger Sub constitute valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(b)            Merger Sub was formed for the purpose of entering into the transactions contemplated by this Agreement, and since its inception, Merger Sub has neither had any assets or liabilities other than its rights and obligations under this Agreement nor had any activities other than entering into this Agreement and the transactions contemplated hereby.

Section 4.2          No Conflict; Consents. Except as set forth on Schedule 4.2 and except for the Seller Required Regulatory Approvals, the execution and delivery of this Agreement and the other Transaction Documents by Buyer and Merger Sub, the compliance by Buyer and Merger Sub with any of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby do not and shall not conflict with or (a) result in any violation or default under any Governing Document of Buyer or Merger Sub, or (b) result in any violation under any Law applicable to Buyer or Merger Sub, or require any filing with, consent, approval or authorization of, or notice to, any Governmental Entity.

Section 4.3          Brokerage. Except for arrangements for which Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates.

Section 4.4          Proceedings. There is no Proceeding pending or, to Buyer’s knowledge, threatened, against or otherwise relating to Buyer or Merger Sub, any of its properties or rights or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s or Merger Sub’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. Neither Buyer nor Merger Sub nor any of its Affiliates is subject to any order by a Governmental Entity that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s or Merger Sub’s ability to timely perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.5          Solvency. After giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Buyer, Merger Sub and the Acquired Entities will be Solvent immediately after consummation of the transactions contemplated hereby.

Section 4.6          Investment Intent.

(a)            Each of Buyer and Merger Sub understands and acknowledges that the acquisition of the Subject Interests involves substantial risk. Each of Buyer and Merger Sub and their representatives have experience as investors in Equity Interests and other securities of companies such as the ones being purchased pursuant to this Agreement, and each of Buyer and Merger Sub can bear the economic risk of its investment (which each of Buyer and Merger Sub acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Subject Interests.

(b)            Each of Buyer and Merger Sub is acquiring the Subject Interests for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Subject Interests, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)            Each of Buyer and Merger Sub qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)            Each of Buyer and Merger Sub understands and acknowledges that the Subject Interests have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Each of Buyer and Merger Sub acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Each of Buyer and Merger Sub acknowledges that there is no public market for the Subject Interests and that there can be no assurance that a public market will develop.

Section 4.7          Funds. Each of Buyer and Merger Sub understands and acknowledges that receipt or availability of funds or financing by Buyer, Merger Sub or any of its Affiliates shall not be a condition to Buyer’s or Merger Sub’s obligations hereunder. As of the execution of this Agreement, Buyer has, and as of Closing, Buyer will have, sufficient unrestricted cash on hand or other sources of immediately available funds to enable Buyer and Merger Sub to purchase the Subject Interests at the Closing in accordance with the terms and conditions of this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby, including any adjustment payments to the Closing Payment Amount pursuant to Section 2.4. Each of Buyer and Merger Sub represents and warrants that all funds paid to Sellers shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

Section 4.8          CFIUS; Foreign Person Status. If Buyer or Merger Sub is a “foreign person” (as defined under Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof), then each of Buyer and Merger Sub represents and warrants that it is an “Excepted Investor,” as defined pursuant to 31 C.F.R. § 800.219.

Section 4.9          Disclaimer Regarding Projections. Each of Buyer and Merger Sub may be in possession of certain projections and other forecasts regarding the Acquired Entities, including projected financial statements, cash flow items and other data of the Acquired Entities and certain business plan information of the Acquired Entities. Each of Buyer and Merger Sub acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, each of Buyer and Merger Sub is familiar with such uncertainties, each of Buyer and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and neither Buyer nor Merger Sub shall have any claim against any Person with respect thereto. Accordingly, each of Buyer and Merger Sub acknowledges that, without limiting the generality of Section 3.31 or Section 5.18, no Acquired Entity or any of their respective Affiliates, representatives, agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 4.10          Exclusive Representations and Warranties. Each of Buyer and Merger Sub acknowledges and agrees (a) that the representations and warranties made in Article III (as qualified by the Disclosure Schedules) are the exclusive representations and warranties made by Holdings with respect to the Acquired Entities, including the assets of each of them, or the subject matter of this Agreement, (b) that Holdings has disclaimed any other express or implied representations or warranties made by any Person with respect to the Acquired Entities or with respect to the subject matter of this Agreement and (c) that Holdings is not, directly or indirectly, and no other Person on behalf of Holdings is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Acquired Entities. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in Article III and the Disclosure Schedules relating thereto), each of Buyer and Merger Sub agrees that any other materials, including any due diligence materials, made available to Buyer, Merger Sub or its Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Holdings or its Affiliates or their respective representatives.

Article V
ADDITIONAL AGREEMENTS

Section 5.1          Interim Covenants.

(a)            Affirmative and Negative Covenants of Holdings. From the Effective Date until the earlier of (i) the date this Agreement is terminated pursuant to Article VI and (ii) the Closing Date (the “Pre-Closing Period”), except (A) as set forth on Schedule 5.1, (B) as otherwise contemplated, required or permitted by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring), (C) in connection with any reasonable actions taken in response to any emergency or unforeseen operational matter; provided that Holdings shall use commercially reasonable efforts to provide Buyer with written notice (email being sufficient) of any such emergency action (x) at least 48 hours in advance, if reasonably practicable, or (y) if such advance notice is not reasonably practicable given the circumstances, as promptly as reasonably practicable thereafter, (D) as required by Law or any COVID-19 Measures or COVID-19 Response or (E) as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, with respect to any consent requested by Holdings related to Section 5.1(a)(v), Buyer shall be deemed to have granted such consent unless Buyer delivers written notice to Holdings, within 48 hours after Holdings’ written request, objecting to the requested action and specifying in reasonable detail the basis for such objection), Holdings (x) shall cause each Acquired Entity to use commercially reasonable efforts to operate its business in the ordinary course of business, and (y) shall not permit any Acquired Entity to:

(i)            (A) amend its Governing Documents, (B) split, combine or reclassify its outstanding equity interests, (C) declare, set aside or pay any distribution payable in equity or property (other than cash) in respect of any equity interests, or (D) repurchase, redeem or otherwise acquire any of its equity interests, or any securities convertible into or exchangeable or exercisable for any of such equity interests, in each case other than as permitted by Section 5.1(a)(iv);

(ii)            liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)            (A) make (except in the ordinary course of business in a manner consistent with past practice), change or revoke any material Tax election (including making, amending, rescinding or revoking any entity classification election under Treasury Regulations Section 301.7701-3, or otherwise undertaking a change in such entity classification), (B) adopt or change any material annual accounting period or method, (C) adopt or change any material method of accounting for Tax purposes, (D) enter into any agreement or settlement in respect of a material amount of Taxes, (E) file any material amended Tax Return or prepare any material Tax Return in a manner which is inconsistent with past practices, (F) waive or surrender any claim for refund or credit of material Taxes, (G) consent to the extension or waiver of the limitations period applicable to any audit, examination or proceeding relating to material Taxes, (H) enter into any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than pursuant to customary provisions in commercial agreements a principal purpose of which is not related to Taxes), or (I) request a ruling from any Governmental Entity with respect to Taxes;

(iv)            issue or sell any equity interests (other than in connection with the conversion of intercompany debt into equity) in, or any notes, bonds or other securities of, any Acquired Entity, or any option, warrant or right to acquire the same;

(v)            (A) amend in any material respect or terminate (other than by completion thereof) any existing Material Contract (excluding Derivative Contracts, which are covered under clause (ix) below) or (B) enter into any new Contract that would have been required to be disclosed in Schedule 3.13(a) other than Contracts entered into in the ordinary course of business;

(vi)            purchase or acquire (whether by merger, consolidation, acquisition of Equity Interests or assets, combination or otherwise) any material business, line of business or any assets (including Equity Interests) of any Person (other than any Acquired Entity);

(vii)            commence, waive, release, assign, compromise or settle any litigation, investigation, suit, action or proceeding, other than the compromise or settlement of any claim, litigation, investigation, suit, action or proceeding that (i) is for a settlement amount of less than five million dollars ($5,000,000) individually or ten million dollars ($10,000,000) in the aggregate and (ii) does not impose any injunctive relief on any Acquired Entity and does not involve the admission of wrongdoing by, or any future liability or obligation of, any Acquired Entity or any of their respective officers, directors or employees;

(viii)            sell, dispose of, lease, transfer, license, sublicense, enter into any covenant not to assert, abandon, allow to lapse, pledge, encumber, mortgage, or permit to become subject to any Lien (other than Permitted Liens), or otherwise dispose of, any Proprietary Rights (except for non-exclusive licenses of Owned IP granted to customers, vendors, or suppliers in the ordinary course of business consistent with past practice);

(ix)            enter into, amend, roll, terminate, or novate any Derivative Contract outside the ordinary course of business consistent with the risk policy of the Acquired Entities (the “Risk Policy”) attached as Schedule 5.1(a)(ix);

(x)            declare, set aside, or pay any dividend or other distribution in respect of any Equity Interest of any Acquired Entity, other than (A) cash dividends paid by a wholly owned Acquired Entity to another wholly owned Acquired Entity or (B) cash distributions to Holdings’ equityholders in an aggregate amount not to exceed the amount by which the Adjusted Working Capital (determined immediately prior to such distribution) exceeds $140,000,000, in the event such distributions do not reduce the Adjusted Working Capital;

(xi)            make any repayment of Indebtedness to any Affiliate of Holdings, or make any extraordinary transfer of cash or other assets to any Affiliate of Holdings (other than an Acquired Entity), except as permitted under clause (x) above;

(xii)            incur, assume, or guarantee any additional (A) Indebtedness for Borrowed Money, other than borrowings under the Credit Facility (including borrowings to fund distributions permitted under clause (x) above) in the ordinary course of business, or (B) Indebtedness (other than Indebtedness for Borrowed Money), except to the extent the aggregate outstanding amount of all such additional Indebtedness of the Acquired Entities does not exceed $500,000,000;

(xiii)            issue any new letters of credit under the Credit Facility outside the ordinary course of business;

(xiv)            other than as required by applicable Law or required by the terms of any Employee Benefit Plan or other Contract in effect on the Effective Date, (A) grant, issue, or announce or promise to grant, issue or announce, any increase in the compensation, bonus, salary, wage, equity incentive or cash incentive opportunity, pension, welfare, severance, fringe or other compensation or benefits of, any current or former employee or individual service provider, except for regularly scheduled merit or cost of living increases (or off-schedule increases or bonuses granted to counter a competing offer of employment from another employer) in the ordinary course of business for employees whose annual base salary or annualized base wage rate (both before and after such increase) is less than $250,000, (B) enter into, negotiate, amend, modify or terminate any labor or collective bargaining agreement, or recognize or certify any labor union, works council, labor organization, or group of employees as the bargaining representative for any employees of any Acquired Entity, (C) enter into, materially amend or modify, adopt, or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be an Employee Benefit Plan if in effect as of the Effective Date, (D) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, or (E) hire or engage, or terminate (other than for cause) any employee or individual non-employee service provider, other than replacement employee hires or to fill positions that are open as of the date of this Agreement and listed on Schedule 5.1(a)(xiv)(E), who will be paid less than $250,000 in base salary or base wages on an annualized basis upon commencement of employment; provided, that the total compensation package (including base salary or base wages, target bonus, and any sign-on or equity-based incentive compensation) offered to any such replacement hire or new hire to fill an open position shall not materially exceed the total compensation package last offered to the most recent incumbent of such position;

(xv)            take, or omit to take, any action that would reasonably be expected to result in the revocation, suspension, material modification, or impairment of TERM’s MBR Authority, including without limitation failing to timely file any Electric Quarterly Reports as required by 18 C.F.R. 35.10b; or

(xvi)            agree, whether in writing or otherwise, to do any of the foregoing.

(b)            Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6.

(c)            Access to Information.

(i)            During the Pre-Closing Period, upon reasonable prior notice, Holdings shall, and shall cause the Acquired Entities to, afford the representatives of Buyer reasonable access, during normal business hours, to the properties, books and records of the Acquired Entities and furnish to the representatives of Buyer such additional financial and operating data and other information regarding the business of the Acquired Entities as Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Acquired Entities following the Closing, in each case at the sole cost and expense of Buyer. EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF HOLDINGS, THE ACQUIRED ENTITIES, OR THEIR AFFILIATES OR REPRESENTATIVES, BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS, HOLDINGS, THEIR AFFILIATES (INCLUDING, PRIOR TO THE CLOSING, THE ACQUIRED ENTITIES) AND OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, MEMBERS, EQUITYHOLDERS, COUNSEL, ACCOUNTANTS, FINANCIAL ADVISORS, ENGINEERS, CONSULTANTS AND OTHER ADVISORS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL PROCEEDINGS, LIABILITIES AND LOSSES ARISING OUT OF, RESULTING FROM, OR CAUSED BY, DIRECTLY OR INDIRECTLY, THE ACTS OR OMISSIONS OF BUYER, ITS AFFILIATES, OR ANY PERSON ACTING ON EITHER BUYER’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH, THIS AGREEMENT, INCLUDING ANY SITE VISITS. The foregoing indemnification and hold harmless obligation shall survive the Closing or termination of this Agreement. Buyer shall comply fully with all rules, regulations, policies and instructions, including all health and safety policies and procedures, issued by any Acquired Entity or any third-party operator and provided to Buyer regarding Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that any Acquired Entity reasonably may impose on contractors authorized to perform work on any property owned or operated by any Acquired Entity. Any Confidential Information (as defined in the Confidentiality Agreement) provided pursuant to this Section 5.1(c) shall be subject to the applicable terms and conditions of the Confidentiality Agreement.

(ii)            Notwithstanding anything in this Agreement to the contrary:

(A)            in no event shall Sellers, Holdings or their Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to Sellers, any Acquired Entity or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause Sellers, any Acquired Entity or any of their respective Affiliates to breach a confidentiality obligation to which it is bound; provided that, in each of the foregoing cases, Seller shall notify Buyer of any such refusal or inability to provide such access or information and shall use commercially reasonable efforts to make appropriate substitute arrangements that would reasonably allow Seller or the relevant Acquired Entity to provide such information or access to Buyer and its representatives; or (5) any Tax Return of Sellers;

(B)            the investigation contemplated by Section 5.1(c)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of Seller, any Acquired Entity or any of their respective Affiliates, and shall not include any Phase II environmental site assessments or any other invasive or intrusive investigations or other testing, analysis or sampling of any media (including with respect to environmental matters); and

(C)            the auditors and accountants of any Acquired Entity or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(d)            Communications. Prior to the Closing, without the prior written consent of Holdings, which Holdings may withhold for any reason or no reason whatsoever in its discretion, Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any supplier, customer, distributor, contractor or employee of any Acquired Entity, or any Affiliate thereof, in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of any Acquired Entity, or any Affiliate thereof, in respect of the transactions contemplated hereby, or to otherwise discuss the Business or operations of the Acquired Entities, or (ii) make any announcement or communication to any supplier, customer, distributor, contractor or employee of any Acquired Entity; provided, that this Section 5.1(d) shall not prohibit (A) any contact by Buyer, its Affiliates or their respective representatives with employees, customers or suppliers of any Acquired Entity in the ordinary course of business of such entity, consistent with past practice and unrelated to the transactions contemplated by this Agreement. Notwithstanding anything in this Section 5.1(d) to the contrary, nothing herein shall restrict or limit Buyer or any of its Affiliates from making any announcement, filing, or communication to the extent required by applicable Securities Laws, any rule or regulation of the SEC, or any rule or regulation of any national securities exchange or quotation system on which Buyer’s securities are listed or traded.

(e)            Mexican Subsidiaries. During the Pre-Closing Period, Holdings shall use commercially reasonable efforts to cause each of the Mexican Subsidiaries to take such corporate or similar actions as are necessary to (i) accept the resignation (or cause the removal) of the current members of the board of managers of such Acquired Entity, (ii) revoke any existing power of attorney for such Acquired Entity and (iii) if requested in writing by Buyer, (A) designate the new board of managers of such Acquired Entity (acceptable to Buyer, in its reasonable discretion), and (B) grant new powers of attorney for such Acquired Entity, in each of clauses (i) through (iii), effective as of the Closing.

(f)            Affiliate Transactions. Other than the matter listed on Schedule 3.25(3), Holdings shall terminate all Affiliate Transactions at or prior to the Closing.

Section 5.2          Pre-Closing Restructuring.

(a)            Prior to the Closing, Holdings shall, or shall cause the applicable Acquired Entity to, effect the transfer, distribution, or other disposition of all of the Equity Interests in the Persons identified on Schedule 5.2 (collectively, the “Excluded Entities”) held, directly or indirectly, by any Acquired Entity to any Person other than the Acquired Entities (the “Pre-Closing Restructuring”), such that, as of immediately prior to the Closing, no Acquired Entity shall own, directly or indirectly, any Equity Interests in the Excluded Entities. Holdings shall use commercially reasonable efforts to complete the Pre-Closing Restructuring no later than the Closing Date.

(b)            Holdings shall keep Buyer reasonably informed of the status of the Pre-Closing Restructuring and shall promptly provide Buyer with copies of all material documents and instruments to be executed in connection therewith for Buyer’s review. Buyer shall, and shall cause its Affiliates to, cooperate reasonably with Holdings in connection with the Pre-Closing Restructuring, including executing and delivering such documents and taking such actions as are reasonably requested by Holdings; provided that such cooperation shall not require Buyer to incur any material cost or expense (unless reimbursed by Holdings prior to the Closing) or to take any action that would be materially adverse to Buyer or the Acquired Entities from and after the Closing. Promptly upon the completion of the Pre-Closing Restructuring (or, if the Pre-Closing Restructuring is completed in stages, promptly upon completion of each stage), Holdings shall deliver to Buyer notice that the Pre-Closing Restructuring (or the applicable stage thereof) has been completed.

(c)            In connection with the Pre-Closing Restructuring, Holdings shall, or shall cause the applicable Acquired Entity to, use its commercially reasonable efforts to enter into agreements with the applicable transferee of the Excluded Entities containing customary release and indemnification provisions with respect to the businesses, assets and liabilities of the Excluded Entities (in form and substance reasonably acceptable to Buyer) in favor of the applicable Acquired Entities (as determined without regard to the Excluded Entities); provided that the Pre-Closing Restructuring shall not (i) result in any material Tax liability to the Acquired Entities (as determined without regard to the Excluded Entities) or Buyer and (ii) result in any Lien (other than Permitted Liens) on the Acquired Entities or any of their respective assets or leave the Acquired Entities or any of their respective assets (as determined without regard to the Excluded Entities) with any ongoing Liability as it relates to the Excluded Entities.

Section 5.3          Antitrust Laws.

(a)            Each of Buyer and Holdings will, and will cause its Affiliates to, (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than twenty (20) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) supply as promptly as practicable any additional information, documents or testimony that may be requested by a Governmental Entity pursuant to the HSR Act or any other Antitrust Law, and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act or any other applicable Antitrust Law with respect to the transactions contemplated hereby as soon as possible (and in any event prior to the Outside Date). The Parties shall, and shall cause their Affiliates to, use reasonable best efforts to obtain as soon as possible (and in any event prior to the Outside Date), and to cooperate with each other to obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity required to consummate the transactions contemplated hereby. Each Party shall, and shall cause its Affiliates to, promptly inform the other Parties of any material communication to or from any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for information, documents or testimony from any Governmental Entity with respect to the transactions contemplated hereby, then such Party and its Affiliates shall make, or cause to be made, as promptly as practicable, a response in compliance with such request. Buyer and Holdings shall each be responsible for fifty percent (50%) of all filing fees required by applicable Law (including the HSR Act) to any Governmental Entity in order to obtain any authorizations, approvals, clearances, consents, actions or non-actions in connection with the transactions contemplated hereby, including the Seller Required Regulatory Approvals.

(b)            Holdings and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly furnish the other with copies of notices or other material communications between Holdings or Buyer (including their respective Affiliates and representatives), as the case may be, and any Governmental Entity or other Person with respect to such transactions, provided that Buyer shall have the right, in consultation with Holdings, to determine, devise, control, direct and implement the strategy, communications, and timing for, and make all material decisions relating to (and shall take the lead in all meeting and communications with any Governmental Entity relating to), obtaining any requisite regulatory approvals after considering in good faith all comments of Holdings (and its counsel). Holdings, on the one hand, and Buyer, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, and consider in good faith the views and input of the other Party in connection with, any proposed communication by such Party or its Affiliate to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to, and to cause its Affiliates not to, participate in any meeting, conference, or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate. Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of Holdings (not to be unreasonably withheld), (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (ii) extend or restart the waiting, review or investigation period under any applicable Antitrust Law or (iii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the transactions contemplated hereby.

(c)            Each of Buyer and Holdings shall, and shall cause its Affiliates to, use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition (collectively, the “Antitrust Laws”). Each of Buyer and Holdings shall, and shall cause its Affiliates to, use reasonable best efforts to take such action as may be required to cause the expiration or termination of all waiting or notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as soon as possible after the execution of this Agreement (and in any event prior to the Outside Date). In connection with and without limiting the foregoing, Buyer agrees to, and to cause its Affiliates to, take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity or other Person so as to enable the Parties to close the transactions contemplated by this Agreement as soon as possible (and in any event prior to the Outside Date), including taking all such action as may be necessary or advisable to resolve such objections, if any, as any Governmental Entity or other Person may assert under any Antitrust Laws with respect to the transactions contemplated hereby. At the request of Holdings, Buyer shall, and shall cause its Affiliates to, contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable order or other Law, any Proceeding brought by a Governmental Entity or other Person, whether judicial or administrative, challenging or seeking to delay, restrain or prohibit the consummation of the transactions contemplated hereby.

(d)            For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Buyer shall, and shall cause its Affiliates to, take any and all steps necessary to eliminate each and every impediment under the HSR Act and any other Antitrust Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the transactions contemplated hereby as soon as possible, and in any event prior to the Outside Date, including, but not limited to, offering, proposing, negotiating, agreeing and committing to and effecting, by consent decree, hold separate order or otherwise, (i) divestitures, sales, transfers or other dispositions of, licenses of, or hold separate or similar arrangements with respect to, any assets, businesses or interests of Buyer, Buyer’s Affiliates or the Acquired Entities, (ii) the termination, amendment, assignment or creation of relationships, contractual rights or obligations, ventures or other arrangements of Buyer, Buyer’s Affiliates or the Acquired Entities, (iii) conduct of business restrictions, including restrictions on Buyer’s or its Affiliates’ ability to manage, operate or own any assets, businesses or interests, (iv) any other change or restructuring of Buyer, Buyer’s Affiliates or the Acquired Entities and other actions and non-actions with respect to assets, businesses or interests of Buyer, Buyer’s Affiliates or the Acquired Entities and (v) any other condition, commitment, remedy or undertaking of any kind, in each case of (i) through (v), in order to obtain any and all actions, clearances, approvals, consents, waiting period expirations or terminations and Laws from Governmental Entities as soon as possible, and in any event prior to the Outside Date, including committing to take any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent, clearance or approval of any Governmental Entity, (y) no decree, judgment, decision, injunction, temporary restraining order or any other Law in any Proceeding and (z) no other matter relating to any Antitrust Law, would preclude the occurrence of the Closing prior to the Outside Date; provided, however, that Buyer and its Affiliates shall not be required to take any action described in clauses (i) through (v) (such an action, a “Remedy Action”) if such Remedy Action would require Buyer, Buyer’s Affiliates or the Acquired Entities to divest or hold separate (or agree to divest or hold separate) or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any businesses, product lines or assets of Buyer, Buyer’s Affiliates or the Acquired Entities. In addition, Buyer, Buyer’s Affiliates, and the Acquired Entities shall be under no obligation to take any Remedy Action if the Federal Trade Commission or the Department of Justice authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement or if any Governmental Entity outside of the United States seeks comparable relief under any antitrust, competition or trade regulation Laws.

(e)            Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any Person if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of such action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any clearances, approvals or consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order or other Law prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4          R&W Insurance Policy. Should Buyer or its Affiliates acquire a representation and warranty insurance policy in connection with the transaction (the “R&W Insurance Policy”), then such R&W Insurance Policy shall expressly provide that (and Buyer expressly acknowledges that) the insurer shall have no, and shall waive and not pursue any and all rights of subrogation or contribution against Sellers or any of their Affiliates, or any of its or their respective equityholders, members, partners, directors, officers, employees or agents (the “Seller Parties”), except in the case of Seller’s Fraud. The R&W Insurance Policy shall further provide that (a) Buyer, its Affiliates, and the insurers and underwriters shall not amend, delete, modify or waive the foregoing waiver without Seller Representative’s prior written consent and (b) the Seller Parties shall be express third-party beneficiaries of such waiver. In connection with Buyer’s procurement of the R&W Insurance Policy, Holdings shall provide the insurer thereunder with reasonable access to the Data Room and other due diligence materials as reasonably requested by Buyer or such insurer.

Section 5.5          Casualty and Condemnation.

(a)            Notwithstanding anything herein to the contrary, from and after the Effective Date, if the Closing occurs, Buyer shall assume all risk of loss with respect to the depreciation of all assets and properties of the Acquired Entities due to ordinary wear and tear. If, after the Effective Date but prior to the Closing Date, any portion of the tangible physical assets of the Acquired Entities set forth on Schedule 5.5(a) (the “Tangible Assets”) are destroyed by fire, explosion, hurricane, storm, weather events, earthquake, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or is expropriated or taken by any Governmental Entity (each a “Casualty Loss”), Holdings shall notify Buyer in writing within five (5) Business Days of such Casualty Loss, and Buyer and Holdings shall in good faith agree to an estimate of the cost to restore the affected Tangible Assets to their prior condition net of available insurance or other third-party proceeds (the “Restoration Cost”). Buyer and Holdings shall nevertheless be required to proceed with the Closing; provided, that, if the Restoration Cost exceeds $25,000,000, Holdings shall cause the Tangible Assets affected by such Casualty Loss to be repaired or restored to substantially the same condition as existed immediately prior to such Casualty Loss, reasonable wear and tear excepted, at Holdings’ sole cost and expense, as promptly as reasonably practicable; provided further, that if such repair or restoration is not completed prior to the Closing Date, the Purchase Price shall be reduced by the amount of the applicable Restoration Cost (less any insurance, condemnation award or other third-party proceeds to which Holdings or any of its Affiliates is entitled in respect of such Casualty Loss).

(b)            In the event that Holdings and Buyer do not agree on the Restoration Cost as proposed by Holdings pursuant to Section 5.5(a), Holdings and Buyer shall negotiate in good faith to resolve such disagreement. If Holdings and Buyer are unable to agree on the Restoration Cost within twenty (20) days after Buyer’s receipt of Holdings’ proposed Restoration Cost, the Restoration Cost shall be determined by an independent third-party appraiser mutually selected by Holdings and Buyer (and in the absence of agreement between Holdings and Buyer as to the selection of such independent third-party appraiser within five (5) Business Days following the end of such twenty (20)-day period, the independent third-party appraiser shall be selected by the Houston, Texas office of the American Arbitration Association). The independent third-party appraiser shall act as an expert (and not as an arbitrator) and shall address only the items in dispute, and its determination of the Restoration Cost shall not be greater than the greatest value claimed by either Party or smaller than the smallest value claimed by either Party. The determination of the independent third-party appraiser shall be final and binding on the Parties, absent manifest error or fraud. The costs and expenses of the independent third-party appraiser shall be borne by Holdings, on the one hand, and Buyer, on the other hand, in inverse proportion to the amounts by which the Restoration Cost as finally determined by the independent third-party appraiser varies from the respective Restoration Cost amounts proposed by Holdings and Buyer.

Section 5.6          Certain Tax Matters.

(a)            The Parties agree that all income Tax deductions in connection with the payment of any fees and expenses payable by the Acquired Entities that are included in the calculation of Outstanding Transaction Expenses, Closing Indebtedness Amount, or taken into account as a liability in Adjusted Working Capital, to the extent paid at or before Closing, shall be allocated to the Pre-Closing Tax Period to the extent such deductions are “more likely than not” deductible in a Pre-Closing Tax Period.

(b)            Seller Representative shall be responsible for, and shall cause to be prepared and filed at the sole cost and expense of the Sellers, all Pass-Through Tax Returns required to be filed after the Closing (taking into account any extensions). Seller Representative shall (i) cause such Pass-Through Tax Returns to be prepared in accordance with past practice, except as otherwise required by applicable Law, (ii) at least fifteen (15) days prior to the due date for filing thereof (taking into account any extensions), deliver a draft copy of such Pass-Through Tax Return to Buyer for its review and comment, and (iii) consider in good faith all reasonable comments from Buyer that are provided to Seller Representative no later than five (5) days prior to the due date for filing thereof (taking into account any extensions).

(c)            Buyer shall be responsible for, and shall cause to be prepared and filed, all Tax Returns of the Acquired Entities (other than Pass-Through Tax Returns) relating to any Pre-Closing Tax Period that are required to be filed after the Closing Date; provided, that with respect to any such Tax Return for which the amount of Taxes would be included in the determination of the Pre-Closing Income Tax Amount or Adjusted Working Capital, (i) Buyer shall cause such Tax Returns to be prepared in accordance with past practice, to the extent such past practice is at least “more likely than not” supportable under applicable Law, and applicable Law, (ii) at least fifteen (15) days prior to the due date for filing thereof (taking into account any extensions) any such Tax Return, Buyer shall deliver a draft copy of such Tax Return to Seller Representative for its review and comment, and (iii) Buyer shall consider in good faith all reasonable comments from Seller Representative that are provided to Buyer no later than five (5) days prior to the due date for filing thereof (taking into account any extensions).

(d)            For purposes of calculating Adjusted Working Capital or the Pre-Closing Income Tax Amount or as is otherwise necessary or relevant for purposes of this Agreement (i) the amount of any Taxes other than ad valorem or property Taxes of an Acquired Entity for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the end of the Closing Date, provided, that any exemptions or allowances calculated on an annual basis (such as for depreciation or amortization) shall be apportioned in the manner described in clause (ii) of this sentence, and (ii) the amount of ad valorem or property Taxes of any Acquired Entity that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such taxable period.

(e)            Within fifteen (15) days after the receipt of written notice from a Taxing Authority regarding the commencement of a Pass-Through Tax Contest with respect to any Acquired Entity, the Parties shall provide one another with written notice thereof. With respect to any Pass-Through Tax Contest, the Seller Representative, at the sole cost and expense of the Sellers, shall have the sole control. With respect to any Tax audit, assessment, litigation or other similar Proceeding in respect of any Acquired Entity for any Pre-Closing Tax Period or Straddle Period (other than a Pass-Through Tax Contest) that could reasonably be expected to (A) give rise to any material Tax liability imposed on Sellers (or any of their direct or indirect owners), (B) result in an increase in the Pre-Closing Income Tax Amount, or (C) result in a reduction in the current Tax assets or an increase in current Tax Liabilities taken into account in Adjusted Working Capital (a “Buyer-Controlled Tax Contest” and together with a Pass-Through Tax Contest, a “Tax Contest”), Buyer shall have the sole control. In the case of a Pass-Through Tax Contest, the Seller Representative shall be the “controlling party” and Buyer shall be the “non-controlling party,” and in the case of Buyer-Controlled Tax Contest, the Buyer shall be the “controlling party” and the Seller Representative shall be the “non-controlling party.” With respect to a Tax Contest, the controlling party shall: (a) keep the non-controlling party reasonably informed regarding any developments concerning such Tax Contest, including by promptly providing the non-controlling party with copies of all written correspondence with the applicable Taxing Authority; (b) allow the non-controlling party to reasonably participate in such Tax Contest (at the non-controlling party’s sole cost and expense); and (c) not settle, compromise or take any material action in respect of any such Tax Contest without the non-controlling party’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed.

(f)            Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns, pursuing Tax refunds, and any audit, examination, or Proceeding (including any Tax Contest) with respect to Taxes and payments in respect thereof. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax refund, or audit, examination, or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Any reasonable, out-of-pocket costs or expenses incurred by one Party or its Affiliates in connection with a request by the other Party pursuant to this Section 5.6(f) shall be reimbursed by the requesting Party.

(g)            All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees imposed with respect to Buyer’s acquisition of the Holdings Interests (collectively, “Transfer Taxes”), shall be borne 50% by Buyer and 50% by Seller Representative (on behalf of the Sellers). The Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party, and the non-filing Party will promptly reimburse the other Party for its portion of the Transfer Taxes so payable upon receipt of written notice that such Transfer Taxes are payable. Seller Representative and Buyer will, and will cause their respective Affiliates to, cooperate in good faith to timely prepare and file and join in the execution of any such Tax Returns and other documentation, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, and to minimize or eliminate the amount of any Transfer Taxes to the extent permitted by applicable Law.

(h)            Any transactions occurring or actions taken on the Closing Date but after the Closing by, or with respect to, any Acquired Entity shall, to the extent occurring or taken outside the ordinary course of business, be treated (and consistently reported by the Parties) as occurring in a Post-Closing Tax Period.

(i)            After the Closing, Buyer shall not, and shall not permit the Acquired Entities to, without the prior written consent of Seller Representative (not to be unreasonably withheld, conditioned or delayed) or except as required by Law as mutually agreed between the Buyer and Seller Representative acting reasonably and in good faith: (i) extend or waive, or cause to be extended or waived, or permit the Acquired Entities to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Pre-Closing Tax Period, (ii) file or amend any Tax Return of any Acquired Entity relating to any Pre-Closing Tax Period or Straddle Period, (iii) make or change any Tax election (including any such election under Sections 336 or 338 of the Code) or an accounting method or practice, that in any case, has retroactive effect to any Pre-Closing Tax Period or Straddle Period, or (iv) initiate any voluntary disclosure or other communication with any Taxing Authority relating to any Tax payment or Tax Return filing obligation of the Acquired Entities for any Pre-Closing Tax Period or Straddle Period, in each case of clauses (i) through (iv), solely if such action could reasonably be expected to (A) have an adverse effect on Sellers (or any of their direct or indirect owners), (B) result in an increase in the Pre-Closing Income Tax Amount, or (C) result in a reduction in the current Tax assets or an increase in current Tax Liabilities taken into account in Adjusted Working Capital. Notwithstanding the foregoing, the Parties agree that, in connection with any Income Tax audit or Proceeding of a Pass-Through Tax Return, at the direction of Buyer, the applicable Acquired Entity shall make an election under Code Section 6226 (or, if applicable, any similar provision of state or local Law).

(j)            Holdings shall terminate or cause to be terminated prior to the Closing any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement between any Seller or any of their respective Affiliates (other than any Acquired Entity), on the one hand, and any Acquired Entity, on the other hand.

(k)            Prior to the Closing, Holdings and its Affiliates shall not take or fail to take (or cause to be taken or fail to be taken) any action that could reasonably be expected to amend, modify, rescind, or nullify in whole or in part any existing or pending Tax abatement, holiday, exemption, reduction, or similar Tax benefit or arrangement or Contract with a Taxing Authority (such as a payment in lieu of Taxes) that could reasonably be expected to adversely affect the liability for Taxes of Buyer or any of its Affiliates (including, following the Closing, any Acquired Entity).

(l)            Each Party shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. If a Party determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement (other than any obligation to withhold that arises with respect to compensatory payments or the failure of any Seller to deliver a duly executed IRS Form W-9), such Party shall provide written notice to the Person due to receive such payment reasonably in advance of and, to the extent known at the time, at least five (5) days prior to the date on which such payment is to be made, of the amounts subject to withholding and shall cooperate in good faith with such Person to eliminate or reduce any such withholding or deduction to the extent permitted by Law; provided, that unless otherwise required by a change in applicable Law after the Effective Date, no amounts will be withheld from any payments or consideration to a Seller in respect of the Subject Interests so long as such Seller delivers a duly executed IRS Form W-9 for such Seller (or, if such Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as its regarded tax owner for such purposes) on or prior to the Closing Date. Each Party shall remit all withheld amounts to the applicable Taxing Authority in accordance with applicable Law. Any amounts that are deducted and withheld and remitted to the applicable Taxing Authority in accordance with this Section 5.6(l) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made.

Section 5.7          Press Release. Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Buyer and Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Except in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, the Parties shall keep the terms of this Agreement confidential, except to the extent required by applicable Law and except that the Parties may disclose such terms to their and their Affiliates’ respective accountants, legal advisors, equityholders and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential). Nothing in this Section 5.7 shall prevent Buyer or its Affiliates from making any announcement, filing, or communication to the extent required by applicable Securities Laws, any rule or regulation of the SEC, or any rule or regulation of any national securities exchange or quotation system on which Buyer’s securities are listed or traded.

Section 5.8          Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby. Buyer and Sellers shall each pay fifty percent (50%) of (i) filing fees under the HSR Act and other Seller Required Regulatory Approvals, (ii) fees, costs and expenses of the Tail Policy pursuant to Section 5.11(b), (iii) Transfer Taxes and (iv) fees, costs and expenses of the Escrow Agent and the Paying Agent. For the avoidance of doubt, each Party shall bear its own attorneys’ fees and other legal expenses incurred in connection with the preparation, submission and prosecution of any filings with, or any response to any request for additional information, documents or testimony from any Governmental Entity in connection with the transactions contemplated hereby. Buyer shall pay and be fully responsible for, (i) fees, costs and expenses incurred in respect of the financing by Buyer and its Affiliates of the transactions contemplated hereby and (ii) premiums, Taxes, fees, commissions, costs and expenses incurred in respect of the R&W Insurance Policy.

Section 5.9          Further Assurances. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 5.10          Buyer Release. Effective upon the Closing, and except for (i) the enforcement of rights and obligations under this Agreement and the other Transaction Documents and (ii) any claim arising from Fraud, Buyer shall and shall cause its Affiliates (including the Acquired Entities from and after Closing) to absolutely and unconditionally release, acquit and forever discharge Seller Representative, each Seller, each of their respective Affiliates and each of its and their respective present and former equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants and other advisors, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “Seller Released Parties”), from any and all costs, expenses, damages, debts, or any other obligations, Liabilities and claims of any kind or nature whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Acquired Entities or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Acquired Entities (and any predecessors thereof), whether related to any period of time before or after the Closing Date, and Buyer shall ensure that no Acquired Entity seeks to recover any amounts in connection therewith from any Seller Released Party; provided, that this Section 5.10 shall not affect the rights of Buyer or the Acquired Entities under this Agreement or the other Transaction Documents or the rights of any Seller Released Party to indemnification, expense reimbursement or exculpation under the D&O Provisions.

Section 5.11          Directors and Officers.

(a)            Buyer acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of Holdings or any Acquired Entity or who, at the request of any Acquired Entity, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of the Effective Date (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Acquired Entities’ obligations, with respect to claims arising from facts or events that occurred on or before the Closing with respect to which such Indemnified Persons are entitled to indemnification, expense reimbursement and exculpation under the D&O Provisions.

(b)            At or prior to the Closing Date, Holdings shall purchase (at the equal costs and expense of Buyer and Holdings, which cost shall not exceed $250,000 in the aggregate) and Buyer shall maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Acquired Entities, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by the Acquired Entities’ respective fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Acquired Entities’ existing policies (collectively, the “Tail Policy”); provided, that no claims arising from facts or events that occurred on or before the Closing shall be settled under the Tail Policy without the written consent of the Seller Representative, which consent shall not be unreasonably withheld.

Section 5.12          Access to Books and Records.

(a)            At or prior to Closing, Sellers shall, and shall cause their respective Affiliates to, deliver or make available to the applicable Acquired Entity all original material books, records, corporate ledgers, files, data and documents (in whatever form or medium, including electronic) of or relating to the Business or the Acquired Entities that are held by Sellers or any of their Affiliates outside of the Acquired Entities (the “Transferred Records”), including all pre-closing Tax Returns of the Acquired Entities, all environmental reports, studies, assessments and correspondence relating to the assets of the Business, all permitting files and regulatory correspondence, all employee records relating to Continuing Employees, and all financial statements and supporting work papers prepared in connection with the Business; provided that (i) Sellers shall not be required to deliver originals of any Transferred Records if copies thereof are in the possession of an Acquired Entity (unless delivery of originals or holding of originals is required by applicable Law), (ii) notwithstanding anything to the contrary in this Section 5.12(a), neither Buyer nor any Acquired Entity shall have any right to receive any records, analysis or other information prepared by any Seller or any of its Affiliates (other than the Acquired Entities) to the extent solely relating to such Seller’s or Affiliate’s investment in any of the Acquired Entities (and may redact sensitive investment information from other Transferred Records), and (iii) each Seller shall be permitted to retain copies of any Transferred Records at its sole cost and expense, subject to the confidentiality obligations set forth in the Confidentiality Agreement.

(b)            Subject to Section 5.6(f), from and after the Closing, Buyer and its Affiliates shall (at Sellers’ sole expense) make or cause to be made available to Seller Representative all books, records, Tax Returns and documents of the Acquired Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (ii) preparing reports to Governmental Entities or (iii) such other purposes for which access to such documents is determined by Seller Representative to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Sellers or any of their Affiliates under this Agreement and any documents referred to herein. Buyer shall (at its sole expense) cause the Acquired Entities to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (x) six (6) years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller Representative at the end of any such period. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide any access or information to Seller Representative, its Affiliates or any representatives of any of the foregoing which Buyer reasonably believes it or, after the Closing, any Acquired Entity, is prohibited from providing to Seller Representative, its Affiliates or representatives of any of the foregoing by reason of applicable Law, or which (A) constitutes or allows access to information protected by attorney-client privilege, or which Buyer or the Acquired Entities are legally required to keep confidential or (B) Buyer must prevent access to by reason of a Contract with a third-party or which would otherwise expose Buyer or any of its Affiliates (including, after the Closing, each of the Acquired Entities) to a material risk of Liability. Any Confidential Information provided pursuant to this Section 5.12 shall be subject to the applicable terms and conditions of the Confidentiality Agreement.

Section 5.13          Insurance. From the Effective Date until the earlier of the Closing and December 31, 2026, Holdings shall ensure that the Acquired Entities maintain all insurance policies set forth on Schedule 5.13 in full force and effect on terms and conditions no less favorable than those in effect on the Effective Date, and shall promptly notify Buyer of any cancellation, lapse, or material modification thereof. If the Closing has not occurred prior to the scheduled expiration of any such insurance policy, Holdings shall use commercially reasonable efforts to obtain continued coverage under such policy or alternative coverage on substantially similar terms; provided, that if obtaining continued coverage under such policy or alternative coverage on substantially similar terms would require the payment of premiums in excess of the premiums paid for the existing insurance policies (such difference, the “Additional Premiums”), Holdings shall reasonably promptly notify Buyer thereof, and Buyer shall have the option, exercisable by written notice to Holdings within five (5) Business Days of receipt of such notice, to either (i) agree to reimburse Holdings for such Additional Premiums, in which case Holdings shall use commercially reasonable efforts to obtain such continued or alternative coverage on substantially similar terms, or (ii) decline to reimburse Holdings for such Additional Premiums, in which case Holdings shall have the obligation to obtain continued or alternative coverage on terms available to Holdings at substantially the same premiums as the existing insurance policies.

Section 5.14          Employee Matters.

(a)            With respect to each individual who is an employee of an Acquired Entity as of the Closing (each such employee, a “Continuing Employee”), Buyer shall, or shall cause the applicable Affiliate to, during the period beginning on the Closing Date and ending on the twelve (12)-month anniversary thereof, provide such Continuing Employee with (i) a base annual salary or wage rate that is no less than the base annual salary or wage rate that is in effect for such Continuing Employee immediately prior to the Closing Date, (ii) bonus and incentive compensation opportunities that are substantially similar in the aggregate than the bonus and incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing Date and (iii) employee benefits that are no less favorable in the aggregate than the benefits provided under any Employee Benefit Plans and any other benefit plans, programs or arrangements available to such Continuing Employee as of the Closing Date excluding any equity or equity-based incentive, defined benefit and retiree or post-employment welfare, change in control, retention, frozen or grandfathered and nonqualified deferred compensation benefits (collectively, the “Excluded Benefits”); and (iv) severance benefits in the event of a termination of employment without “cause” at least as favorable as those set forth on Schedule 5.14(a)(iv). Buyer further agrees that, from and after the Closing Date, Buyer shall use commercially reasonable efforts to, or shall cause the applicable Affiliate to use commercially reasonable efforts to, grant each Continuing Employee with credit for any and all service with the Acquired Entities (and any predecessor thereof) earned prior to the Closing Date, except to the extent such credit would result in a duplication of benefits, (a) for eligibility and vesting purposes and (b) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement, excluding the Excluded Benefits, that may be established or maintained by Buyer or the applicable Affiliate after the Closing Date (the “New Plans”). In addition, Buyer hereby agrees that Buyer shall use commercially reasonable efforts to, or shall cause the applicable Affiliate to use commercially reasonable efforts to, (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation during the year in which the Closing occurs. Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of an Acquired Entity, any Continuing Employee or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Nothing herein is intended to restrict the Buyer or any Acquired Entity from terminating the employment of any Continuing Employee after the Closing, provided that Buyer must comply with the severance payment obligations as set forth above.

(b)            Upon written notice to Holdings no later than five (5) Business Days prior to the Closing Date, the Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any employee benefit plan that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code maintained by the Holdings or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date. Holdings shall provide Buyer with a reasonable opportunity to review and comment, in advance of any adoption or corporate action, on any such resolutions or corporate actions. Following the Closing, Buyer shall, to the extent permitted by Buyer’s applicable plan that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Buyer 401(k) Plan”), permit eligible Continuing Employees who are then actively employed with Buyer or any of its Subsidiaries (including, following the Closing, the Acquired Entities) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), (including promissory notes representing 401(k) plan loans) in an amount equal to the full account balance distributed to such Continuing Employees from the Company 401(k) Plans to the Buyer 401(k) Plan.

(c)            Prior to the Closing Date, Holdings shall (a) use commercially reasonable efforts to obtain waivers of any “excess parachute payments” (within the meaning of Section 280G of the Code) (the “Waived Benefits”), from each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code) and who has received or may receive any payments or benefits that could reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G of the Code) as a result of or in connection with the transactions contemplated by this Agreement and (b) with respect to any such Person who executes such a waiver, solicit an approval of shareholders in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of the Waived Benefits (the “280G Shareholder Approval”). To the extent required to comply with the provisions of the preceding sentence, Holdings shall cause to be delivered to the applicable shareholders entitled to vote a disclosure statement that satisfies the adequate disclosure and approval requirements of Section 280G(b)(5)(B) of the Code. Neither Holdings nor any of its Affiliates shall pay, and no Person shall retain, the Waived Benefits if the 280G Shareholder Approval described above is not obtained with respect to such Waived Benefits. All calculations, the form of waiver, solicitation of approval and disclosure materials proposed to be used in connection with any shareholder vote contemplated by this Section 5.14(c) shall be provided to Buyer and its outside counsel at least five (5) Business Days in advance of distribution to the disqualified individuals or shareholders, as applicable, and Buyer and its outside counsel shall be provided with a reasonable opportunity to comment thereon and Holdings shall consider in good faith any reasonable comments with respect to the same as are provided by Buyer or its outside counsel. Prior to the Closing, Holdings shall deliver to Buyer evidence that the 280G Shareholder Approval was solicited in accordance with the foregoing provisions of this Section 5.14(c) and that either (i) the 280G Shareholder Approval was obtained or (ii) the 280G Shareholder Approval was not obtained, and, as a result, no Waived Benefits shall be made or provided.

(d)            Prior to and with effect immediately prior to the Closing, Holdings shall take all actions necessary to cause the Twin Eagle Holdings N.A., LLC Membership Interest Option Plan (the “Option Plan”) and all outstanding unexercised Options (as defined in the Option Plan) thereunder to be terminated, effective as of the Merger Effective Time, and no consideration will be payable to any holder of unexercised Options in connection with such termination of the Option Plan and the Options or the transactions contemplated hereby. Holdings shall provide Buyer copies of any documents proposed to effect such termination prior to adoption with reasonable opportunity to provide comments and Holdings shall accept all reasonable comments.

(e)            Following the Closing, Buyer will cause Holdings to make all payments required under the DIP in accordance with the terms thereof and incurred or accrued prior to or in connection with the Closing (including with respect to any amounts paid to the Sellers under Section 2.4(f)), which shall constitute an Outstanding Transaction Expense, and Buyer will not cause or permit Holdings to amend, modify or terminate the DIP prior to its termination pursuant to the terms thereof until such payments required hereby have been paid in full.

(f)            Prior to or as soon as practicable following the Closing, Holdings shall deliver to Buyer a schedule setting forth, for each individual recipient under the DIP, (i) the dollar amount of the payment required to be made to such individual pursuant to the DIP in connection with the payment of the Closing Payment Amount and the Deposit, and (ii) for each such individual, the percentage of any amounts otherwise payable to the Sellers under Section 2.4(f) that shall be deducted therefrom and paid to such individual pursuant to the DIP.

Section 5.15          License of Company Names. On or prior to the Closing Date, Holdings will enter into a license agreement with one or more of the Persons identified on Schedule 5.15 (the “Licensees”), in such form as is reasonably acceptable to Buyer (the “Company Name License Agreement”), pursuant to which Holdings will grant the Licensees a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free, irrevocable worldwide transitional license, for no additional consideration, to use the Company Names, for a period of one (1) year following the Closing, in substantially the same manner and to substantially the same extent (including with respect to quality) as used in the Licensees’ businesses immediately prior to the Closing. Each of the Parties hereby acknowledges and agrees that each Company Name License Agreement shall provide that, upon the date that is one (1) year after the Closing Date, the applicable Licensee shall cease all uses of the Company Names.

Section 5.16          Transition Services Agreement. On or prior to the Closing Date, Buyer, Holdings and the Seller Representative shall negotiate in good faith and finalize the form of a transition services agreement (the “Transition Services Agreement”) to be entered into at the Closing pursuant to which Buyer and its Affiliates (including the Acquired Entities) will provide certain transition and other services as described on Schedule 5.16 (the “Transition Services”) for the time period set forth therein, not to exceed one hundred eighty (180) days following the Closing (except as otherwise set forth on Schedule 5.16). Without limiting the foregoing, if requested by Seller Representative, Buyer will make the Continuing Employees available, and cause the Acquired Entities to make the Continuing Employees available, to provide the Transition Services and to otherwise assist Seller Representative in fulfilling its obligations under this Agreement.

Section 5.17          Certain Filings. Promptly following the Effective Date, Holdings will use commercially reasonable efforts to cause Twin Eagle Mexico to prepare any notification or filing required to be made with Mexico’s Comisión Nacional de Energía (“CNE”) in order to obtain CNE’s approval of any required update to the natural gas marketing permit (the “Marketing Permit”) held by Twin Eagle Mexico as a result of the consummation of the transactions contemplated by this Agreement, and Buyer will cooperate with such efforts and provide any information or documentation reasonably requested by Holdings or Twin Eagle Mexico in connection therewith. Holdings will use its commercially reasonable efforts to cause Twin Eagle Mexico, through its current legal representative, to review, execute and submit such filing, which will state that the transaction remains subject to the Closing. Following the Closing, Buyer will cause Twin Eagle Mexico to supplement and continue the process. Holdings will not be responsible for obtaining the CNE’s approval or for any delay or determination by the CNE. Until the earlier to occur of (a) such time as Twin Eagle Mexico has obtained such approval and (b) twelve (12) months following the Effective Date, none of the Acquired Entities shall market any natural gas under the Marketing Permit without the prior written consent of Seller Representative. For the avoidance of doubt, the foregoing restriction shall apply solely to the marketing of natural gas under the Marketing Permit by the Acquired Entities and shall not restrict or otherwise apply to the activities of Buyer or any of its other Affiliates (other than the Acquired Entities) in Mexico or any other jurisdiction.

Section 5.18          Disclaimer; Investigation by Buyer; No Other Representations; Non-Reliance of Buyer.

(a)            EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE WITH RESPECT TO THE ACQUIRED ENTITIES IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NEITHER SELLERS, HOLDINGS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE INTERESTS, THEIR RESPECTIVE BUSINESSES OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE ACQUIRED ENTITIES, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ACQUIRED ENTITIES.

(b)            BUYER HAS SUBSTANTIAL FAMILIARITY WITH THE BUSINESS OF THE ACQUIRED ENTITIES AND FULLY UNDERSTANDS THE RISKS INHERENT THEREWITH. FURTHERMORE, BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, REPRESENTATIVES AND FINANCING SOURCES, IF ANY), HAS CONDUCTED AN INDEPENDENT INVESTIGATION, VERIFICATION, REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE ACQUIRED ENTITIES, AND BUYER, ITS AFFILIATES AND THEIR RESPECTIVE ADVISORS AND REPRESENTATIVES HAVE HAD ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF SELLERS AND THE ACQUIRED ENTITIES FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON THE AFOREMENTIONED INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS AND NOT ON ANY FACTUAL REPRESENTATIONS OR OPINIONS OF ANY ACQUIRED ENTITY OR SELLERS OR ANY OF THEIR AFFILIATES OR OF ANY ACQUIRED ENTITY’S OR SELLERS’ OR THEIR AFFILIATES’ RESPECTIVE EMPLOYEES, DIRECTORS, MANAGERS, OFFICERS, REPRESENTATIVES OR ANY OTHER PERSON, AND, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE WITH RESPECT TO THE ACQUIRED ENTITIES IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES), BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, REPRESENTATIVES AND FINANCING SOURCES, IF ANY): (i) SPECIFICALLY ACKNOWLEDGES THAT NONE OF ANY ACQUIRED ENTITY, SELLERS OR ANY OTHER PERSON IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS, THE ACQUIRED ENTITIES OR THE ACQUIRED ENTITIES’ BUSINESS, ASSETS, RISKS OR OTHER INCIDENTS OF THE ACQUIRED ENTITIES, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS AND WHETHER THE ACQUIRED ENTITIES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THEIR BUSINESS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE ACQUIRED ENTITIES FURNISHED TO BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE ADVISORS OR REPRESENTATIVES OR MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE ADVISORS OR REPRESENTATIVES IN ANY DATA ROOMS, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE ASSETS AND PROPERTIES OF THE ACQUIRED ENTITIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS” VIA THE SALE OF THE INTERESTS; (ii) SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES THAT THE ACQUIRED ENTITIES, SELLERS AND THEIR RESPECTIVE AFFILIATES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (iii) SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III; and (iv) SPECIFICALLY ACKNOWLEDGES BUYER IS ENTERING INTO THIS AGREEMENT AND ACQUIRING THE INTERESTS SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO BUYER AT ANY TIME OR IN ANY FORMAT BY THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSTITUTE LEGAL ADVICE, AND BUYER WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS.

Section 5.19          No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing.

Section 5.20          No Recourse. Notwithstanding anything in this Agreement to the contrary, and notwithstanding the fact that any Party hereto may be a partnership or limited liability company, by each Party’s acceptance of the benefits of this Agreement, each Party hereby acknowledges and agrees that all claims, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Parties. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates, including through attempted piercing of the corporate veil) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Each Nonparty Affiliate is an express third-party beneficiary of this Section 5.20. Notwithstanding the foregoing, this Section 5.20 shall not limit a party’s right to seek specific performance pursuant to Section 7.9.

Section 5.21          Merger Sub. Buyer shall take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and subject to the conditions set forth in this Agreement and (b) ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments, or incur or guarantee any indebtedness or liabilities, in each case, other than as specifically contemplated by this Agreement.

Article VI
TERMINATION

Section 6.1          Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by the mutual written consent of Holdings and Buyer;

(b)            by either Holdings or Buyer by written notice to the other if any Law shall have been issued, entered, enacted or promulgated that permanently enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby and such Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement resulted in or primarily caused the issuance, entry, enactment or promulgation of such Law;

(c)            by either Holdings or Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before January 24, 2027 (the “Outside Date”); provided that the Outside Date shall automatically be extended by six (6) months if, as of such date, all conditions to the Closing, other than any of the conditions in Section 2.6(a)(i) or Section 2.6(a)(iii), have been satisfied or waived or are capable of being satisfied, provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to (i) a Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement resulted in or primarily caused the failure to consummate the transactions contemplated hereby on or before the Outside Date, (ii) Buyer, if Holdings is entitled to terminate this Agreement pursuant to Section 6.1(d) or Section 6.1(f) or (iii) Holdings, if Buyer is entitled to terminate this Agreement pursuant to Section 6.1(e) or Section 6.1(g);

(d)            by Holdings, if Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Holdings’ obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(c) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Holdings, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to Holdings if Holdings is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)            by Buyer, if Holdings breaches in any material respect any of its representations or warranties contained in this Agreement or Holdings breaches or fails to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(b) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Holdings by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f)            by Holdings if: (i) all of the conditions to Closing set forth in Section 2.6(a) and Section 2.6(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Holdings has notified Buyer that Holdings is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer fails to complete the Closing within five (5) Business Days after the delivery of such notification by Holdings; provided, however, that the right to terminate this Agreement under this Section 6.1(f) shall not be available to Holdings if Holdings is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(g)            by Buyer if: (i) all of the conditions to Closing set forth in Section 2.6(a) and Section 2.6(c) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Buyer has notified Holdings that Buyer is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Holdings fails to complete the Closing within five (5) Business Days after the delivery of such notification by Buyer; provided, however, that the right to terminate this Agreement under this Section 6.1(g) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

Section 6.2          Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 5.7, Section 5.8, this Section 6.2 and Article VII of this Agreement shall survive any termination of this Agreement and remain in full force and effect, and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination; provided, further, that in no event shall any Party be entitled to monetary damages in excess of those expressly set forth in Section 6.2(b) or Section 6.2(d), as applicable, except in the case of Fraud.

(b)            Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement may be terminated by (i) Holdings pursuant to Section 6.1(d) or Section 6.1(f) or (ii) Buyer at a time when Holdings may terminate this Agreement pursuant to Section 6.1(d) or Section 6.1(f), Holdings may, in its sole discretion, elect to either:

(i)            receive payment of the Deposit, which payment shall constitute liquidated damages (and not a penalty), representing a reasonable estimate of the actual damages that would be suffered by Holdings in such circumstances, and shall be Holdings’ sole and exclusive monetary remedy against Buyer and its Affiliates arising from such termination, other than in the case of Fraud, by providing written notice to Buyer, in which case, within three (3) Business Days of such notice, Buyer and Seller Representative shall deliver a joint written instruction to the Escrow Agent to distribute the full amount of the Deposit and any interest or other earnings accrued thereon to Holdings; or

(ii)            seek specific performance of Buyer’s obligations under this Agreement pursuant to and in accordance with Section 7.9;

provided, however, that if Holdings elects to seek specific performance, Holdings will not be entitled to receive the Deposit unless and until such remedy of specific performance is not available or is otherwise denied by a court of competent jurisdiction. For the avoidance of doubt, in no event will Holdings be entitled to receive both a grant of specific performance that results in the consummation of the transactions contemplated hereby and payment of the Deposit (other than in connection with the consummation of the transactions contemplated hereby pursuant to such grant of specific performance).

(c)            Each of the Parties acknowledges and agrees that the agreements contained in Section 6.2(b), Section 6.2(d) and this Section 6.2(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Buyer and Holdings acknowledge and agree that (i) Buyer and Holdings have expressly negotiated the provisions of Section 6.2(b), Section 6.2(d) and this Section 6.2(c), (ii) in light of the circumstances existing at the time of the execution of this Agreement, the provisions of Section 6.2(b), Section 6.2(d) and this Section 6.2(c) are reasonable, and the liquidated damages provisions set forth in Section 6.2(b)(i) represent a reasonable estimate of the actual damages that would be incurred by Holdings in the circumstances described therein and are not intended as a penalty.

(d)            In the event that this Agreement is terminated by (i) Holdings and Buyer pursuant to Section 6.1(a), (ii) either Holdings or Buyer pursuant to Section 6.1(b) (other than as a result of a Law relating to the Seller Required Regulatory Approvals) or Section 6.1(c) (other than as a result of the failure to satisfy the conditions set forth in Section 2.6(a)(i), Section 2.6(a)(ii) or Section 2.6(a)(iii)), or (iii) Holdings at a time when Buyer may terminate this Agreement pursuant to Section 6.1(e) or Section 6.1(g) (and in each such termination, Holdings is not otherwise entitled to receive payment of the Deposit pursuant to Section 6.2(b)), then, in each case, within three (3) Business Days of such termination, Buyer and Seller Representative shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Buyer.

(e)            In the event that this Agreement may be terminated under Section 6.1(e) or Section 6.1(g), Buyer may, in its sole discretion, elect to either:

(i)            receive payment of the Deposit by providing written notice to Seller Representative, in which case, within three (3) Business Days of such notice, Buyer and Seller Representative shall deliver a joint written instruction to the Escrow Agent to distribute the full amount of the Deposit to Buyer; provided that, in addition to the return of the Deposit, Buyer may seek monetary damages from Holdings, and such amounts shall constitute Buyer’s sole and exclusive monetary remedy against Holdings arising from such termination, other than in the case of Fraud; or

(ii)            seek specific performance of Holdings’ obligations under this Agreement pursuant to and in accordance with Section 7.9;

provided, however, that if the Buyer elects to seek specific performance, the Buyer will not be entitled to receive the Deposit and any other monetary damages from Holdings unless and until such remedy of specific performance is not available or is otherwise denied by a court of competent jurisdiction. For the avoidance of doubt, in no event will the Buyer be entitled to receive both a grant of specific performance that results in the consummation of the transactions contemplated hereby and return of the Deposit and any other monetary damages from Holdings.

(f)            Notwithstanding the foregoing, in the event that this Agreement is terminated by either Holdings or Buyer pursuant to (x) Section 6.1(b) (with respect to any Law relating to the Seller Required Regulatory Approvals) or (y) Section 6.1(c) and at the time of such termination pursuant to Section 6.1(c), all of the conditions to the Closing set forth in Section 2.6(a) and Section 2.6(b) have been satisfied or waived, other than any of the conditions set forth in Section 2.6(a)(i), Section 2.6(a)(ii) or Section 2.6(a)(iii) or those other conditions that, by their nature, cannot be satisfied until the Closing (and could have been satisfied or would have been waived assuming a Closing would occur), then, within three (3) Business Days of such termination, Buyer and Seller Representative shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the amount set forth on Schedule 6.2(f) to Holdings and to distribute the remainder of the Deposit (including any interest or other earnings accrued thereon) to Buyer.

Article VII
MISCELLANEOUS

Section 7.1          Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Holdings and Seller Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 7.2          Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day (or the next Business Day if after 5:00 p.m.), (b) on the next day if delivered by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Buyer, Seller Representative and Holdings shall be sent to the addresses indicated below:

Notices to Seller Representative:

TERM Holdings, LLC

c/o Five Point Infrastructure

825 Town & Country Lane

CityCentre Bldg 5, Suite 700

Houston, TX 77024

Attention:     Frank Bayouth

Email:     frank@fpinfra.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:      Thomas G. Brandt;

David A. Kurzweil

Email:              thomas.brandt@lw.com;
                        david.kurzweil@lw.com

Notices to Holdings:	with a copy to (which shall not constitute notice):

Twin Eagle Holdings N.A., LLC 1700 City Plaza Drive, Suite 500 Spring, Texas 77389 Attention: Tom Godbold Email: tom.godbold@twineagle.com	Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Attention: Thomas G. Brandt; David A. Kurzweil Email: thomas.brandt@lw.com; david.kurzweil@lw.com

Notices to Buyer:	with a copy to (which shall not constitute notice):

Expand Energy Corporation 6100 North Western Avenue Oklahoma City, OK 73118 Email: Chris.Lacy@expandenergy.com Attn: Chris Lacy	White & Case LLP 609 Main Street, Suite 2900 Houston, TX 77002 Email: jteahen@whitecase.com patrick.johnson@whitecase.com Attn: Joshua Teahen Patrick Johnson

Section 7.3          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of Buyer, Seller and Seller Representative.

Section 7.4          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 7.5          Headings. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.6          Entire Agreement. This Agreement (including the Transaction Documents and the Exhibits and Schedules referred to herein), together with the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 7.7          Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 7.8          Governing Law; Waiver of Jury Trial; Jurisdiction. The Laws of the State of Delaware shall exclusively govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby OR the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Federal District Court for the District of Delaware in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 7.9          Specific Performance. Subject to the limitations set forth in Article VI, each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 7.10          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Seller Released Parties, the Indemnified Persons and Nonparty Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder); provided, that notwithstanding the foregoing, Seller Representative shall be entitled to enforce this Agreement on behalf of any of the Sellers or the Seller Released Parties as provided in Section 7.13.

Section 7.11          Acknowledgement and Waiver.

(a)            It is acknowledged by each of the Parties that Holdings and Seller Representative have retained each of Latham & Watkins LLP, Dentons López Velarde, S.C. and Norton Rose Fulbright Canada LLP (collectively, “Holdings Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that no Holdings Counsel has acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Buyer agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of any Holdings Counsel’s representation of Holdings and Seller Representative related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among any Holdings Counsel, Holdings, Seller Representative and/or their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Acquired Entities and any Holdings Counsel related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement shall be deemed to belong solely to Holdings and Seller Representative, (ii) Buyer, on behalf of itself and on behalf of the Acquired Entities, hereby waives any right to discover or obtain any such communications in any Proceeding, and (iii) Buyer, on behalf of itself and on behalf of the Acquired Entities, acknowledges and agrees that all such privilege rights shall reside solely with Holdings and Seller Representative.

(b)            Buyer agrees that, notwithstanding any current or prior representation of the Acquired Entities by any Holdings Counsel, each Holdings Counsel shall be allowed to represent Sellers or any of their Affiliates in any matters and disputes adverse to Buyer and/or the Acquired Entities that either is existing on the Effective Date or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Buyer, on behalf of itself and the Acquired Entities, hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, Buyer agrees that, in the event that a dispute arises after Closing between Buyer or any Acquired Entity, on the one hand, and Sellers or any of their Affiliates, on the other hand, any Holdings Counsel may represent Sellers or such Affiliates in such dispute even though the interests of Sellers or such Affiliates may be directly adverse to Buyer or an Acquired Entity and even though such Holdings Counsel may have represented an Acquired Entity in a matter substantially related to such dispute.

(c)            Buyer acknowledges that any advice given to or communication with Sellers or any of their Affiliates (other than the Acquired Entities) shall not be subject to any joint privilege and shall be owned solely by Sellers or such Affiliate. Buyer hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Holdings Counsel.

Section 7.12          Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein and the Recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any section of the Disclosure Schedules with respect to any representation or warranty in this Agreement shall be deemed disclosed in each other section of the Disclosure Schedules or with respect to any other representation or warranty in this Agreement to which such fact or item may apply so long as (x) such other section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or representation or warranty. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement. The Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Where only brief particulars of a matter are set out or referred to in the Schedules or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. The information contained in the Disclosure Schedules shall be kept strictly confidential by the Parties and no third-party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Holdings and Sellers expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 7.13          Seller Representative.

(a)            In addition to the other rights and authority granted to Seller Representative elsewhere in this Agreement, each Seller, pursuant to its respective Letter of Transmittal, hereby appoints Seller Representative as its exclusive agent, attorney-in-fact and representative to act on behalf of all of the Sellers from and after the Effective Date and to do any and all things and execute any and all documents that Seller Representative determines are or may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by the Transaction Documents or perform the duties allocated, or exercise the rights granted, to Seller Representative hereunder, including: (i) execution of documents and certificates; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Sellers and others, as contemplated by this Agreement; (iii) payment of any amounts due to Buyer under or pursuant to this Agreement, if any; (iv) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement on behalf of all or any of the Sellers; (v) administration of, and making decisions and taking actions under, the provisions of this Agreement, the Escrow Agreement and any other Transaction Document to which Seller Representative is a party; (vi) giving or agreeing to, on behalf of all or any of the Sellers, any and all consents, waivers, amendments or modifications deemed by Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement, the Escrow Agreement or any of the instruments to be delivered to Buyer pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by Buyer under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Seller, any dispute that may arise under, and exercising, or refraining from exercising, any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b)            The appointment of Seller Representative is coupled with an interest and shall be irrevocable by each of the Sellers in any manner or for any reason. This authority granted to Seller Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal of Seller Representative pursuant to any applicable Law. TERM Holdings, LLC hereby accepts its appointment as the initial Seller Representative.

(c)            Seller Representative may resign from its position as Seller Representative at any time upon (i) providing three (3) Business Days’ prior written notice to Buyer, and (ii) the designation of a replacement Seller Representative by such resigning Seller Representative. Seller Representative shall notify Buyer in writing of any change in Seller Representative’s notice address or contact information.

(d)            All acts of Seller Representative hereunder, in its capacity as Seller Representative, shall be deemed to be acts on behalf of the Sellers and not of Seller Representative individually. Seller Representative, in its capacity as Seller Representative, shall not have any liability for any amount owed to any Person pursuant to this Agreement, other than in respect of payments of amounts that may be due and are expressly required to be paid by Seller Representative pursuant to this Agreement. Seller Representative, in its capacity as Seller Representative, shall not be liable to any Acquired Entity, Buyer or any other Person for any liability of a Seller (in its capacity as such) or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement or any of the other Transaction Documents. Seller Representative, in its capacity as Seller Representative, shall not be liable to the Sellers (in their capacity as such) for (i) any error of judgment, (ii) any act done or step taken or omitted by Seller Representative in good faith, (iii) any mistake in fact or Law, or (iv) anything that Seller Representative may do or refrain from doing in connection with this Agreement or any agreement contemplated hereby, except in the case of Seller Representative’s willful misconduct as determined in a final judgment of a court of competent jurisdiction. Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability to the Sellers in its capacity as Seller Representative and shall be fully protected by the Sellers with respect to any action taken, omitted or suffered by Seller Representative in good faith in accordance with the advice of such counsel. Seller Representative shall not, by reason of this Agreement, have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of the Sellers.

(e)            Buyer and its Affiliates (including Holdings and its Subsidiaries post-Closing) shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by Seller Representative on behalf of the Sellers pursuant to this Agreement and the other Transaction Documents, and Buyer and its Affiliates (including Holdings and its subsidiaries post-Closing) shall have no duty to inquire as to the acts and omissions of Seller Representative. For the avoidance of doubt, the foregoing reliance shall extend to any disbursement or other action taken by the Paying Agent or the Escrow Agent at the direction or instruction of the Seller Representative pursuant to the Paying Agent Agreement or the Escrow Agreement, as applicable.

(f)            Other than reimbursement for its out-of-pocket expenses incurred in serving as the representative of the Sellers, Seller Representative shall not be compensated for providing services hereunder except as set forth in this Section 7.13(f). Seller Representative may use the funds in the Expense Fund Amount to pay any fees, costs, expenses or other obligations incurred by Seller Representative acting in its capacity as such, including any Shortfall Payment pursuant to Section 2.4(f)(ii)(B). Any Representative Losses (defined below) shall not be the personal obligation of Seller Representative, but shall be payable by and attributable to the Sellers based on each such Seller’s Pro Rata Share of such Representative Losses. Without limiting the foregoing, each Seller shall, only to the extent of such Seller’s Pro Rata Share thereof, indemnify and defend Seller Representative and hold Seller Representative harmless against any and all losses, liabilities, damages, claims, penalties, taxes, fines, forfeitures, actions, fees, costs and expenses (including the reasonable and documented fees and expenses of external counsel or experts) (collectively, “Representative Losses”) arising out of or in connection with the acceptance, performance or administration of Seller Representative’s duties under this Agreement or any other agreement contemplated hereby, in each case as such Representative Loss is suffered or incurred. If any Representative Losses are not paid directly to Seller Representative by the Sellers reasonably promptly, as determined by Seller Representative, then such Representative Losses may be recovered by Seller Representative from the Expense Fund Amount or from any funds that would otherwise be payable to the Sellers by Buyer (including through the Escrow Agent or the Paying Agent), in each case, no earlier than the date on which such payments are required to be made pursuant to this Agreement or any other agreement contemplated hereby. In furtherance of the foregoing, notwithstanding anything to the contrary in this Agreement, Seller Representative is hereby granted the right to set off and deduct any unpaid or non-reimbursed Representative Losses from the Expense Fund Amount or from any funds that would otherwise be payable to the Sellers by Buyer (including through the Escrow Agent or the Paying Agent). While this Section 7.13(f) allows Seller Representative to be paid from the sources of funds set forth in the immediately preceding sentence, this Section 7.13(f) does not (x) relieve any Seller from his, her or its obligation to promptly pay such Seller’s pro rata share of the applicable Representative Losses based on such Seller’s Pro Rata Share, as such Representative Losses are suffered or incurred or (y) prevent Seller Representative from seeking any remedies available to it at Law or otherwise. In no event shall Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise. Upon the request of any Seller, Seller Representative shall provide such Seller with an accounting of all expenses and liabilities paid by Seller Representative in its capacity as such. If Seller Representative determines in its sole discretion to return all or any portion of the funds in the Expense Fund Amount to the Sellers, it shall distribute such amount to the Sellers in accordance with each Seller’s Pro Rata Share. Seller Representative shall not be liable for any loss of the Expense Fund Amount other than as a result of its bad faith or willful misconduct. For applicable Tax purposes, the Expense Fund Amount shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

[Signature pages follow]

Each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

HOLDINGS:

TWIN EAGLE HOLDINGS N.A., LLC

By:	/s/ Jeremy Davis
Name:	Jeremy Davis
Title:	Chief Executive Officer and President

SELLER REPRESENTATIVE:

TERM HOLDINGS, LLC

By:	/s/ David N. Capobianco
Name:	David N. Capobianco
Title:	President

Signature Page to Merger Agreement

BUYER:

EXPAND ENERGY CORPORATION

By:	/s/ Mike Wichterich
Name:	Mike Wichterich
Title:	Interim President and Chief Executive Officer

MERGER SUB:

EIKON AW HOLDINGS, LLC

By:	/s/ Chris Lacy
Name:	Chris Lacy
Title:	President

Signature Page to Merger Agreement